UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Mr. Cooper Group Inc.

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Mr. Cooper Group

PROXY STATEMENT

For Annual Meeting of Stockholders

2020

March 31, 2020

Dear Stockholders,

On behalf of your Board of Directors, I want to invite you to attend our 2020 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 14, 2020, at 9:00 a.m., central time, at the Four Points by Sheraton – Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019. Please RSVP at secretary@mrcooper.com by 5:00 p.m. central time on May 13, 2020, if you plan to attend the meeting in person. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

I would like to personally thank you for your continued investment in Mr. Cooper Group. We look forward to welcoming you to our annual meeting. Your vote is important to us – even if you do not plan to attend the meeting in person, we hope that you vote your proxy promptly so your shares are represented.

This year we are furnishing proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and our 2019 Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including our Proxy Statement, our 2019 Form 10-K and a proxy card or voting instruction form. Stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Sincerely,

Jay Bray
Chairman, President & Chief Executive Officer

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	IN PERSON Attend the annual meeting in person. Please RSVP at secretary@mrcooper.com.

8950 Cypress Waters Blvd. Coppell, Texas 75019

March 31, 2020

NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., central time, Thursday, May 14, 2020

Four Points by Sheraton – Dallas/Fort Worth Airport North 1580 Point West Blvd, Coppell, TX 75019

(1)       Election of Directors;

(2)       Advisory vote on executive compensation (Say on Pay);

(3)       Ratification of Ernst & Young LLP as independent auditors;

(4)       Any other business that may properly come before the meeting.

Holders of our common stock and our Series A Convertible Preferred Stock at the close of business on March 17, 2020 are entitled to vote at the annual meeting.

Please complete, sign, date and return your proxy card or submit your proxy by following the instructions contained in this Proxy Statement and on your proxy card. Even if you plan on attending in person and voting, you are encouraged to submit your proxy to ensure your vote is counted if you are unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

If you plan to attend the meeting in person, please RSVP at secretary@mrcooper.com by 5:00 p.m. central time on May 13, 2020.

By order of the Board of Directors,

Elisabeth Gormley
Vice President, Associate General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 14, 2020: This Proxy Statement is available free of charge on the Investors section of our website (investors.mrcoopergroup.com). In addition, you may access the Proxy Statement free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

EXECUTIVE SUMMARY

This proxy statement and the accompanying materials are being made available to Mr. Cooper Group Inc. stockholders beginning on or about March 31, 2020. You should read the entire proxy statement carefully before voting. For additional information about the 2020 Annual Meeting, please see “General Information About the Annual Meeting and Voting” at the end of the proxy statement. This executive summary highlights selected information throughout this proxy statement.

2020 ANNUAL MEETING INFORMATION

DATE AND TIME	PLACE	RECORD DATE	ADMISSION
9:00 a.m., central time Thursday, May 14, 2020	Four Points by Sheraton – Dallas Fort Worth Airport North 1580 Point West Blvd. Coppell, TX 75019	March 17, 2020	Photo identification and proof of ownership as of the record date are required to attend the meeting

MATTERS TO BE VOTED ON AT OUR 2020 ANNUAL MEETING

Board Recommendation

Proposal 1:	Election of Directors	FOR each director
Proposal 2:	Advisory Vote on Executive Compensation (Say on Pay)	FOR
Proposal 3:	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditors for 2020	FOR

PERFORMANCE HIGHLIGHTS

Following the financial crisis in 2008, the servicing market shifted to non-banks as the government agencies and large banks recognized the importance of servicers with specialized expertise in working with customers with financial stress. From a start of $21 billion Unpaid Principal Balance (UPB) in 2008, we’ve grown our portfolio to $643 billion, making us the leader among nonbank servicers. Much of this growth reflects the trust of mortgage investors in our capability to work with distressed borrowers. We have provided approximately 40,400 solutions to our mortgage servicing customers, reflecting our continued commitment to foster and preserve homeownership. Additionally, we have built a very efficient operating platform, with direct servicing costs well below our peers. We have also established a true customer-centric culture, which includes rebranding the company as Mr. Cooper. This culture is transforming the experience for both team members and customers, resulting in the highest team member retention and satisfaction rates in our history, and we received Great Place to Work certification this year. Finally, we have built a number of service offerings for our customers through Xome and recapture, creating a competitive advantage. Provided below are 2019 highlights.

COMPANY

●      Reported $270 million net income or $2.95 per diluted share

●      Grew servicing portfolio UPB from $548 billion in 2018 to $643 billion in 2019, remaining the leader among non-bank servicers and top #3 servicer overall

●      Achieved record funded volume of $40.2 billion, approximately 90% higher than 2018

●      Achieved Great Place to Work certification

●      Retired $100 million in senior notes prior to maturity, consistent with strategy to strengthen the balance sheet through deleveraging

SERVICING

●     Boarded approximately $258 billion UPB, including $165 billion in subservicing UPB

●     Maintained strong asset quality, with delinquency rate, measured as loans that are 60 or more days behind in payments, improving from 2.2% in 2018 to 2.0% in 2019

●     Provided approximately 40,400 solutions to our mortgage servicing customers, reflecting our continued commitment to foster and preserve homeownership

ORIGINATIONS

●      Funded 170,639 loans totaling approximately $40.2 billion, which included $16.3 billion from the Direct-to-consumer channel

●      Completed the acquisition of Pacific Union Financial, LLC. The acquisition expanded the Company’s mortgage lending volume and capabilities through the Correspondent and Wholesale channels

●      Implemented the hybrid sales & service HomeAdvisor concept, improving the customer experience and achieving a refinance recapture rate of 43%

XOME

●      Expanded third-party revenues to 52.5%

●      Sold 9,851 properties and completed 1,630,002 services orders

●      Brought Assurant Mortgage Solutions to profitability in July 2019 and substantially completed the systems integration

COMPENSATION HIGHLIGHTS

The Redesign of our Executive Compensation Program

Last year we made a commitment to you, our stockholders, to re-design our executive compensation program to more closely align pay with performance. We believe that we have met that commitment and are pleased to present the new program in this year’s Compensation Discussion & Analysis (CD&A). Our compensation program is designed around our strategy which is the critical driver of stockholder value. Our strategy also forms the basis for a performance management system which includes how we define and measure success as well as the characteristics of the reward system – how management shares in the wealth they create for investors.

Our strategy is to improve and ultimately reinvent the customer experience in securing, re-financing and managing a home mortgage. Successful execution of our strategy will enable us to increase the number of customers we serve, grow our operating profits and provide, at a minimum, a fair return to investors. The critical drivers of our strategy are:

●    continuous evolution of technology and product organizations to create a seamless and efficient customer experience;

●    continuous improvement in the cost structure;

●    strengthening the balance sheet through deleveraging and building liquidity;

●    diligence in regulatory compliance; and

●    sustaining a high-performance culture.

Until the merger in 2018, Nationstar Mortgage Holdings Inc. (Nationstar) had a stakeholder who owned approximately 70% of its outstanding equity. Under the leadership of this stakeholder, the compensation program was heavily weighted toward an annual cash bonus award tied to financial and operating metrics. This program served us well in a time when it was critical that we meet annual financial objectives, as well as compliance and customer needs. At the same time, equity compensation was low compared to our peers.

With the completion of the merger, our stockholders are more diverse (our largest stockholder owns approximately 17% of the equity), and we felt it was critical that we re-design the compensation program to more closely align the interests of stockholders and management.

At the same time, our stockholders have clearly communicated their view of the compensation program that was in effect in 2018. At our 2019 Annual Meeting of Stockholders, approximately 59% of the votes cast were in favor of our executive officers’ compensation (Say on Pay). This is well below an approval rate that we believe is acceptable. We have proactively met with our stockholders as discussed below in order to discuss executive compensation and to give these investors an opportunity to raise questions and provide our management team with feedback. Feedback that we received from these discussions included the following: (i) our compensation structure was too heavily weighted toward cash, (ii) we had no performance-based equity and (iii) our one-time equity retention bonuses in connection with the merger and base salary increases were excessive relative to the Company’s weak share price performance.

We are committed to maintaining an active dialogue with stockholders to understand their perspectives on our executive compensation program, and we plan to continue this dialogue in 2020. Stockholders are always welcome to communicate their views as described under “Communications with the Board” in this proxy statement. The re-design of the executive compensation program takes into account the feedback we received from our stockholders as well as an extensive analysis of the compensation programs employed by our peers with the assistance of the Compensation Committee’s independent compensation consultant.

Corporate Objective and Executive Compensation

Our overall corporate objective is to deliver, at a minimum, a fair return to stockholders that is commensurate with the risk of our business. Our critical measure of success is Total Shareholder Return (TSR). Our re-designed compensation program for senior executives aligns the interests of management and stockholders in growing the value of Mr. Cooper without taking undo risks. At the same time, we recognize the competitive market for executive talent. Hence, our compensation program is designed to balance three, at times competing, objectives – motivate and reward management for creating and executing a strategy that drives TSR, retain our talent, and ensure that the cost of the program is reasonable.

Our approach is to provide our executives with a competitive compensation program that is commensurate with the market for executive talent in our sector and the size and complexity of our businesses. Our program consists of three components – salary, annual cash incentive and long-term equity. In combination, the three components should hold a significant portion of the total compensation opportunity at risk in that actual compensation earned is tied to achieving annual financial and business objectives and shareholder returns over time.

Our annual cash bonus program is equally split between financial performance and qualitative factors that improve the customer experience, maintain regulatory compliance and risk management, strengthen employee commitment and support our analysts and investors.

Below are some highlights of our compensation program:

What We Do	What We Don’t Do

✓    Align our executive pay with performance

✓    Annual “say on pay” advisory vote

✓    Set multiple challenging performance objectives

✓    Stock ownership guidelines for executive officers and directors

✓    Caps on director equity awards and fees

✓    Independent compensation consultant engaged by the Compensation Committee

✓    Annual review and approval of our compensation strategy

✓    Significant portion of executive compensation at risk based on corporate performance and Total Shareholder Return

✓    Double trigger equity acceleration default provision upon change of control

✓    Minimum equity award vesting periods for time-based restricted stock units

✓    Clawback of equity awards under specified circumstances

✕     Executive employment agreements

✕     Tax gross-ups for change of control benefits

✕     Permit short sales, hedging, or pledging of stock ownership positions

✕     Strict benchmarking of compensation to a specific percentile of our peer group

✕     Excessive perquisites

CORPORATE GOVERNANCE HIGHLIGHTS

We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens our Board and management accountability and leads to better business performance. We are committed to maintaining strong corporate governance practices and will continually evaluate these practices. Additionally, we value our stockholders’ continued interest and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on a variety of topics, as well as to understand stockholders’ perspectives on our executive compensation program, our decision-making processes, our disclosure and recent trends and events. This outreach program ensures that the Committee and Board consider the issues that matter most to our stockholders so we can address them effectively. Below are some highlights of our corporate governance practices:

Unclassified Board	Stockholder Right to Call Special Meetings and Act by Written Consent of Majority

Majority Independent Director Nominees	Year-Round Stockholder Engagement Process

Independent Lead Director	Board Risk Oversight

Majority Voting for Directors with Resignation Policy	Stock Ownership Guidelines for Officers and Directors

Director Attendance at >75% Of Meetings	Executive Succession Planning Process

100% Board Attendance at 2019 Annual Meeting	Anti-Hedging/Pledging Policy

Independent Directors Meet without Management Present	Annual Review of Committee Charters and Governance Guidelines

Annual Say-on-Pay Vote	Annual Board and Committee Evaluations

CEO Evaluation Process	Demonstrated Board Refreshment

Board Continuing Education Program	Office of Diversity and Inclusion

Code of Conduct for Directors, Officers and Employees	Appointed Diverse Directors in 2019 & 2020

Key Areas of Board Oversight

Our Board is responsible for, and committed to, the oversight of the business and affairs of our company. In carrying out this responsibility, our Board advises our senior management to help drive success for us and for long-term value creation for our stockholders. Our Board discusses and receives regular updates on a wide variety of matters affecting us. Our Board met nine times in 2019.

DIRECTOR NOMINEES

Our director nominees are:

Name	Director Since	Committees
Jay Bray	2018	—
Busy Burr	2019	Nominating & Corporate Governance
Robert Gidel	2018	Compensation (Chair) Audit & Risk Nominating & Corporate Governance
Roy Guthrie	2018	Audit & Risk (Chair) Compensation
Michael Malone	2018	Nominating & Corporate Governance (Chair) Audit & Risk Compensation
Shveta Mujumdar	2019	—
Tagar Olson	2015	Compensation
Christopher Harrington	2017	—
Steven Scheiwe	2012	Audit & Risk Nominating & Corporate Governance

Key Qualifications

The following chart sets forth information for each of our director nominees detailing their skills and illustrating the high level of experience and skills each brings to the Board:

Senior Leadership	✓	✓	✓	✓		✓	✓	✓	✓
Financial Services Industry	✓	✓	✓	✓	✓	✓	✓	✓
Accounting and Finance	✓		✓	✓		✓		✓	✓
Risk Management	✓		✓	✓		✓			✓
Technology	✓	✓	✓				✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Board and Corporate Governance	✓		✓	✓	✓	✓		✓	✓
Government Relations, Regulatory or Legal	✓	✓	✓	✓	✓	✓		✓	✓
Compensation and Human Resources	✓		✓	✓		✓		✓	✓

2020 PROXY STATEMENT

In this proxy statement, “Mr. Cooper Group,” “Company,” “we,” “us,” or “our” refers to Mr. Cooper Group Inc. or to it and one or more of its subsidiaries. This proxy statement contains information on the matters to be presented at our 2020 Annual Meeting of Stockholders to be held on May 14, 2020, to assist you in voting your shares.

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up our corporate governance framework:

●	Corporate Governance Guidelines

●	Audit & Risk Committee Charter

●	Compensation Committee Charter

●	Nominating & Corporate Governance Committee Charter

●	Code of Business Conduct and Ethics

●	Code of Ethics for our CEO and Senior Financial Officers

These documents are accessible on our website at www.mrcoopergroup.com by clicking on “Corporate Governance” under the “Investor” tab. You may also obtain a free copy of any of these documents by sending a written request to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Any substantive amendment to or grant of a waiver from a provision of our codes of ethics requiring disclosure under applicable Securities and Exchange Commission (SEC) or National Association of Securities Dealers Automatic Quotations (NASDAQ) rules will be posted on our website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

Board Leadership	Board and Committee Compensation

Size of the Board	Board Self-Evaluation

Board Membership Criteria	Strategic Direction of the Company

Other Public Company Directorships	Board Access to Management

Independence of Directors	Attendance of Management at Board Meetings

Ethics and Code of Conduct	Director Interaction with Outside Constituencies

Conflicts of Interest	Confidentiality

Director’s Change of Job Responsibility	Board Orientation and Continuing Education

Director Retirement Age and Tenure	Director Attendance at Annual Meetings of Stockholders

Director Resignations	Succession Planning

Executive Sessions for Non-Management and Independent Directors	Leadership Development, including Evaluation of the Chief Executive Officer

Board Leadership Structure

We have a strong and active Board composed predominantly of independent directors who understand our business and who work closely with our Chairman, President and Chief Executive Officer and other members of senior management. The Board has no fixed policy on whether to have an independent chairman. Currently, Jay Bray, our President & Chief Executive Officer, serves as Chairman of the Board. Our Board has determined that, at this time, this current structure, with a combined Chairman and Chief Executive Officer role and an independent lead director, is in the best interests of the Company and its stockholders. The Board believes the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and execution of our strategic plan, facilitates information flow between management and the Board and enables Mr. Cooper Group to benefit from Mr. Bray’s significant institutional and industry knowledge and experience. This combined role is both supplemented and enhanced by the effective oversight and independence of our Board and the leadership provided by our independent lead director. Our Board has appointed Roy Guthrie to serve as our independent lead director.

The independent lead director has broad responsibility and has authority to:

●	serve as chair during executive sessions of the Board;

●	call meetings of the independent directors when necessary;

●	preside at meetings of the Board when the Chairman is not present;

●	act as liaison between the Chairman, President & Chief Executive Officer and the Board;

●	manage intra-board relationships;

●	set meeting agendas; and

●	if requested by major stockholders, ensure that he is available for consultation and direct communication.

In general, our independent lead director serves as the liaison between our Chairman and our independent directors. He is available to consult with our Chairman about the concerns of the Board and is available to consult with senior management regarding their concerns. Having an independent lead director fosters a Board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. It encourages communication among the directors, and between management and the Board, to facilitate productive working relationships. Working with our Chairman and other Board members, our independent lead director also ensures there is an appropriate balance and focus among key Board responsibilities such as strategy development, review of operations, risk oversight and management succession planning. The Board believes it is important to maintain flexibility with the Board’s leadership structure. The Board will continue to regularly review its leadership structure and exercise its discretion in recommending an appropriate and effective framework to assure effective governance and accountability, taking into consideration the needs of the Board and the Company.

Board’s Role in Risk Oversight

Senior management has the responsibility to develop and implement our strategic plans and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee our strategic plans, the associated risks, and the steps that our Chief Risk and Compliance Officer and senior management are taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of our business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board. In addition to receiving information from its committees, the Board also receives updates directly from Mr. Bray who due to his position as both Chairman of the Board and President and Chief Executive Officer of the Company is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of our operations. Additionally, our Board receives updates from our independent lead director who is also the chairman of the Audit & Risk Committee. As part of its strategic risk management oversight, the full Board conducts a number of reviews throughout the year to ensure that our strategy and risk management is appropriate and prudent, including:

●	A comprehensive annual review of our overall strategic plan with updates throughout the year.

●	Direct discussions with our Chairman, President and CEO in executive sessions held at our Board meetings about the state of the business.

●	Reviews of the strategic plans and results for our business segments, including the risks associated with these strategic plans, at Board meetings during the year.

●	Reviews of other strategic focus areas for the Company, such as innovation, information and cybersecurity, and organizational management. The Board also has overall responsibility for leadership succession for our most senior officers and reviews succession plans on an ongoing basis.

●	Annual review of the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management, which identifies on a continual basis current and future potential risks facing the Company, partnering with Internal Audit, on actions to appropriately manage and mitigate those potential risks. In conjunction with our enterprise risk management process, management also analyzes emerging cybersecurity threats and data privacy laws, as well as our plans and strategies to address them.

The Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board as follows:

Further, the Audit & Risk Committee has engaged certain third-party consultants to review and assess our compliance and risk management structure, programs and practices, including our enterprise-wide compliance risk management system.

Independent Directors

We recognize the importance of having an independent Board that is accountable to Mr. Cooper Group and its stockholders. Accordingly, our Corporate Governance Guidelines provide that a majority of our directors shall be independent in accordance with NASDAQ listing standards. Currently, nearly 90% of our Board is independent.

Board, Committee and Annual Meeting Attendance

The Board held nine meetings during 2019. Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he or she served. Directors are invited and encouraged but are not required to attend our annual meeting of stockholders. In 2019, all of our directors serving at that time attended our annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Our non-management and independent directors meet in executive session without management at least twice per year. Our independent lead director presides at each executive session.

Board and Committee Evaluations

Our Board is committed to continuous improvement and recognizes the importance of a robust evaluation process to enhance board performance and effectiveness. Our Nominating & Corporate Governance Committee (the NCG Committee) oversees the annual performance evaluation of the Board and ensures that each of the Board’s committees conducts an annual self-evaluation.

In general, covered areas include Board alignment, governance, strategy, culture, composition, information, meetings and leadership. In 2019, the NCG Committee engaged a third-party provider to administer online assessment questionnaires for both the Board and its committees. After completing the questionnaire, the Board and its committees received a full report with tailored analyses, summarized assessment results, including areas of concern for discussion, and highlights of effective practices and recommendations for ongoing development. The Board and its committees met in a closed session with the third-party advisor to discuss the results.

2019 Evaluations: A Multi-Step Process:

● NCG Committee reviews the design and format of the evaluation process ● Ensures directors have opportunity to provide constructive feedback about board and director performance	● Directors complete written questionnaire on various measures of the Board’s strengths, deficits, and areas of alignment	● NCG Committee receives summarized director responses ● NCG Committee receives tailored analysis and recommendations for ongoing development	● Closed session discussion with the Board and its committees led by third-party administrator	● Feedback informs changes to policies, practices and procedures, as appropriate ● Results requiring further consideration are addressed at subsequent board or committee meetings

Communications with the Board

Any Mr. Cooper Group stockholder or other interested party who wishes to communicate with the Board or any of its members, including our independent lead director, may do so by writing to: Board of Directors (or one or more named directors) c/o Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit & Risk Committee

Complaints and concerns relating to our accounting, financial reporting, internal accounting controls or auditing matters (together, Accounting Matters) should be communicated to the Audit & Risk Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit & Risk Committee through a third-party vendor, The Network, Inc., which has been retained by the Audit & Risk Committee for this purpose. The Network, Inc. may be contacted toll-free at 866-919-3222 or via NAVEX Global’s website at www.mrcooper.ethicspoint.com. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit & Risk Committee by writing to: Audit & Risk Committee c/o Executive Vice President & Chief Legal Officer, Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019.

All complaints and concerns will be reviewed under the direction of the Audit & Risk Committee and oversight by the Chief Legal Officer and other appropriate persons as determined by the Audit & Risk Committee. The Chief Legal Officer reports to the Audit & Risk Committee on such communications.

Criteria and Procedures for Selection of Director Nominees and Board Diversity

Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee conducts the initial screening and evaluation process. As provided in our Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based upon requirements of applicable laws and NASDAQ listing standards and among other things, the following factors:

Strength of Character	Business Experience and Areas of Expertise	Judgment	Composition of the Board	Principles of Diversity	Time Availability and Dedication	Conflicts of Interest

Although we do not have a formal policy on diversity the NCG Committee appreciates the benefits that diversity, including gender diversity, can bring to a board of directors. In 2018, the NCG Committee embarked on a search for female candidates with skills that would complement our Board’s strategic oversight role and engaged an independent director search firm to assist in identifying and recruiting female Board candidates and who subsequently identified and recommended Ms. Burr and Ms. Mujumdar to the NCG Committee. Upon recommendation of the NCG Committee, the Board appointed Ms. Burr to our Board in early 2019 and appointed Ms. Mujumdar in early 2020.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. To recommend a candidate for election to the Board, a stockholder must submit the information required by our Bylaws, including, among other things, the following information, to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, generally not less than 90 days nor more than 120 days in advance of the one-year anniversary of the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders:

●	the name, age, business and residence address and the principal occupation and employment of the nominee;

●	a completed written questionnaire regarding the background and qualification of the nominee;

●	the nominee’s consent to being named in the proxy statement as a nominee and all information that would be required to be disclosed in a proxy statement or other filings about the nominee;

●	a written representation and agreement regarding voting arrangements that have not been disclosed; compliance with applicable laws; intention to serve a full term if elected and that the nominee will provide true, correct and non-misleading information in all material respects; and

●	a description of all monetary arrangements during the past three years and any other material relationships between the nominee and a stockholder.

In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate. While a stockholder may submit a director nominee pursuant to these criteria and procedures, the nomination would continue to remain subject to the rights of Kohlberg Kravis Roberts & Co. L.P. (KKR) as discussed below under the caption “Certain Relationships and Related-Party Transactions—Our Relationship with KKR.”

OTHER GOVERNANCE POLICIES AND PRACTICES

Stockholder Engagement

We believe that effective corporate governance includes regular, active dialogue with analysts, investors in our equity and senior notes, and other market participants, and we take into account their feedback on our executive compensation program as well as the Company’s strategy, financial results and disclosures, and industry and market trends. Stockholder dialogue is a year-round practice through our investor relations team, and we have invested additional resources into our investor relations program, including hiring experienced staff. We are working to further improve our engagement by increasing our participation in investor conferences and non-deal roadshows, revising selected disclosures to increase clarity, and improving the consistency and effectiveness of our communications.

During 2019, we had 442 separate meetings and calls with equity investors and analysts, in addition to participation in earnings conference calls, and these interactions included specific discussions and feedback that were focused on our executive compensation program. The Compensation Committee believes the changes implemented in 2020 and discussed in the CD&A are directly responsive to feedback we heard from our stockholders and reflect the right incentive structure for our business and for our stockholders. We are committed to maintaining an active dialogue with stockholders to understand stockholders’ perspectives on our executive compensation program, and we plan to continue this dialogue in 2020. Stockholders are always welcome to communicate their views as described under “Communications with the Board” in this proxy statement.

Employee Diversity and Inclusion Initiatives

Our success as a business is directly tied to our ongoing efforts to attract and retain diverse talent and maintain an inclusive and progressive environment where each employee can thrive. Defined broadly, diversity can include any number of characteristics that make us unique including age, disability status, culture, sexual orientation, gender identity, race, color, gender, religion, national origin, parental status, educational background, socioeconomic status, intellectual perspective, organizational level and more. To formalize our values of embracing and leveraging diversity, three years ago, we created the Office of Diversity and Inclusion to serve as a driver and a resource for our team members. Since its inception, the Office of Diversity and Inclusion has spearheaded numerous programs including a diversity and inclusion campaign and also assisted team members with the formation of several Cooper Resource Teams which are comprised of team members who have similar interests and backgrounds that serve as a resource for their members and the Company by fostering a diverse and inclusive workplace aligned with our mission, values, goals, business practices, and objectives. Embracing and leveraging diversity through an inclusive work environment fosters new ideas, new insights, and constant innovation, which will allow us to keep the dream of homeownership alive. For more information please visit www.mrcooper.com/corporate_responsibility/outreach.

Corporate Responsibility and Sustainability

Corporate responsibility and sustainability play an important role in our business, operating strategies and long-term value creation for our stockholders, customers and team members. We believe that environmental, social and governance (ESG) practices are critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities.

We are committed to our customers and homeownership, so alongside government and non-profit housing organizations, we regularly visit local communities to meet homeowners face-to-face to answer their housing questions, provide free-counseling and education, build and donate properties and organize local assistance programs. Additionally, we encourage our team members to volunteer their time and efforts to support their local communities either as part of a company initiative or on their own with their non-profit organization of choice. All Mr. Cooper Group team members are given time off for volunteer activities – full-time team members are eligible for up to eight hours of pay, and part-time employees are eligible for up to four hours of pay in a calendar year.

We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. As part of our green initiatives, we promote environment-friendly solutions within our buildings for team members to access, including a recycling program and a reduction in paper products. For our customers, we offer electronic statements and communications rather than relying on paper.

We recognize the importance of ESG considerations and are firmly committed to conducting business in a responsible manner. For more information please visit www.mrcooper.com/corporate_responsibility/outreach.

BOARD OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board consist of not more than 11 directors, or such greater number as may be determined by the Board. As of the date of this proxy statement, the Board consists of nine members who are elected each year at the Annual Meeting of Stockholders to hold office until the next annual meeting. Our current Board is as follows:

Jay Bray	Michael Malone
Busy Burr	Shveta Mujumdar
Robert Gidel	Tagar Olson
Roy Guthrie	Steven Scheiwe
Christopher Harrington

The Board has determined that each of the directors, other than Mr. Bray, satisfies our independence standards and further that each of them is independent of us and our management within the meaning of NASDAQ’s listing standards.

Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, and our Bylaws provide that directors are elected by a majority of the votes present in person or by proxy entitled to vote.

Committees of the Board

The Board currently has three principal standing committees – Audit & Risk, Compensation and NCG. The Board has determined that each member of these committees is “independent,” as defined under NASDAQ’s listing standards and for the purpose of the committees upon which such directors serve.

Nominating & Corporate Governance Committee

Mike Malone, Chair

The current members of the NCG Committee are Mike Malone, Busy Burr, Rob Gidel and Steve Scheiwe. Each member of our NCG Committee is independent, as defined under NASDAQ’s listing standards. The NCG Committee met four times in 2019.

The NCG Committee’s purpose is to:

●       assist the Board in identifying individuals qualified to serve as members of the Board and its committees;

●       develop and recommend to the Board a set of corporate governance guidelines for the Company;

●       oversee the evaluation of the Board and its committees;

●       review, approve or ratify related-party transactions and other matters which may pose conflicts of interest; and

●       otherwise taking a leadership role in shaping our corporate governance.

A copy of the NCG Committee Charter is available on our website. For more information about the process for identifying and evaluating nominees for director, see the “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” section above.

Audit & Risk Committee

Roy Guthrie, Chair

The current members of the Audit & Risk Committee are Roy Guthrie, Rob Gidel, Mike Malone and Steve Scheiwe. The Board has determined that (a) each is “independent”; (b) each is financially literate; and (c) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Securities Exchange Act of 1934 (the Exchange Act) and NASDAQ. The Audit & Risk Committee met nine times in 2019.

The Audit & Risk Committee’s purpose is to assist the Board in its oversight of:

●      our accounting and financial reporting processes and the audits of our financial statements;

●      the qualifications, independence and performance of our independent registered public accounting firm;

●      our internal audit function, and the performance of our internal accounting and financial controls;

●      risk management, including cyber risks; and

●      our compliance with legal, ethics and regulatory requirements.

A copy of the Audit & Risk Committee’s Charter is available on our website.

Compensation Committee

Rob Gidel, Chair

The current members of the Compensation Committee are Rob Gidel, Roy Guthrie, Mike Malone and Tagar Olson. Each member of our Compensation Committee is independent, as defined under NASDAQ’s listing standards. All directors, except for Mr. Olson, are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee met eight times in 2019.

The Compensation Committee’s purpose is to:

●      discharge the Board’s responsibilities relating to the compensation of our Chairman, President and Chief Executive Officer and other executive officers;

●      oversee our compensation policies and programs for our executive officers and directors of the Board;

●      review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement and annual report filed with the SEC;

●      develop a succession plan for our executive officers; and

●      prepare the Compensation Committee Report as required by the rules of the SEC.

A copy of the Compensation Committee Charter is available on our website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “Director Compensation” and “Compensation Discussion and Analysis,” respectively.

Equity Plan & Incentive Awards Committees

In August 2018, our Compensation Committee formed a subcommittee, the Equity Plan Committee, comprised of its non-employee directors, Messrs. Gidel, Guthrie and Malone. The primary purpose of the Equity Plan Committee is to administer our incentive compensation plan and to grant equity awards thereunder primarily to our Section 16 officers, without limiting the authority of our Compensation Committee. The Compensation Committee has further delegated to the Incentive Awards Committee, which consists of Jay Bray, our Chairman, President & Chief Executive Officer, the authority to make certain awards under our incentive compensation plan to our employees who are not executive officers.

Compensation Advisor

The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. The Compensation Committee retained Gressle & McGinley LLC (Gressle & McGinley) to serve as the Compensation Committee’s independent compensation advisor. Gressle & McGinley does not provide other services to Mr. Cooper Group. Additionally, based on (a) standards promulgated by the SEC and NASDAQ to assess compensation advisor independence, which are identified in the Compensation Committee’s Charter and (b) the analysis conducted by Gressle & McGinley in its independence review, the Compensation Committee concluded that Gressle & McGinley is an independent advisor to Mr. Cooper Group and that the work performed by Gressle & McGinley did not raise any conflicts of interest. For more information on the compensation advisor, see “Role of Compensation Advisor” in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2019, any compensation committee interlock or insider participation on the Compensation Committee.

Director Compensation

The Compensation Committee reviews and recommends to our Board the form and level of director compensation and seeks outside advice from its compensation advisor on market practices when changes are contemplated. The independent director fees are payable in semi-annual installments in arrears, based on the following annual fees:

Cash Retainer	Lead Director	Audit & Risk Committee Chair	Compensation Committee Chair	NCG Committee Chair	Audit & Risk Committee Member	Compensation Committee Member	NCG Committee Member
$125,000	$85,000	$85,000	$60,000	$45,000	$35,000	$25,000	$20,000

On May 17, 2018, Messrs. Gidel, Guthrie and Malone were granted restricted stock units from Nationstar with a fair market value of $330,000. Upon the merger with Nationstar in July 2018 (the Merger), these awards were converted to restricted stock unit awards for Mr. Cooper Group common stock that continued to vest on each of the first three anniversaries of the grant of the award. This award is intended to cover equity award grants for 2018, 2019 and 2020. Ms. Burr, Ms. Mujumdar and Mr. Scheiwe will receive a grant of $110,000 of restricted stock units on the date of our 2020 annual stockholders meeting, which vest the earlier of (a) the first anniversary of the grant date or (b) the date of our 2021 annual stockholders meeting following the grant date. In addition, Ms. Mujumdar will receive an additional grant of $18,500 of restricted stock units for her service in March and April 2020, which will be granted at our annual stockholders meeting.

The independent directors have the option to defer the date that some or all vested restricted stock units are converted into shares of common stock and delivered to the director. Our 2019 Omnibus Incentive Plan places an aggregate yearly limit of $750,000 for the value of awards that can be granted together with cash fees paid to our non-employee directors.

The following table sets forth certain information regarding the compensation paid in 2019 to our independent directors. Mr. Harrington and Mr. Olson, as KKR’s designees, do not receive any compensation for their services on our Board:

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)

Busy Burr	41,667	128,500	170,167
Robert H. Gidel	240,000	—	240,000
Roy A. Guthrie	290,833	—	290,833
Christopher J. Harrington	—	—	—
Michael D. Malone	230,000		230,000
Tagar C. Olson	—	—	—
Steven D. Scheiwe(3)	141,667	120,000	261,667

(1)	Represents fees actually paid in 2019.
(2)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods of restricted stock units granted to each of Ms. Burr and Mr. Scheiwe. The aggregate number of stock awards outstanding at December 31, 2019 for our directors can be found in the “Security Ownership Of Certain Beneficial Owners And Management” section below.
(3)	Includes $6,250 in fees paid to Mr. Scheiwe in connection with his service as a director at WM Mortgage Reinsurance Company, Inc., our former subsidiary, which has been dissolved.

Fees to independent directors may be made by issuance of Mr. Cooper Group common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. Directors who are also our employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses related to attending Board or committee meetings or other meetings with management and for expenses related to director education programs.

Director Stock Ownership Guidelines

In February 2019, our Board revised our stock ownership guidelines. Under our revised guidelines, non-employee directors are expected to accumulate, within five years of their election to the Bard, shares of Mr. Cooper Group stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards, and unvested restricted stock units. Our Board established this particular level of stock ownership for our non-employee directors to have the interests of our non-employee directors to be aligned with the investment interests of our stockholders.

PROPOSAL 1: ELECTION OF DIRECTORS

Our stockholders will be asked to consider nine nominees for election to our Board to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

The names of the nominees for director and biographical information follow. All of the nominees, with the exception of Mr. Bray, have been determined by the Board to be independent under NASDAQ listing standards. Our NCG Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the 2020 Annual Meeting.

In determining whether to nominate our directors for another term, the Board considered the factors discussed above under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” as well as each director’s qualifications as discussed below and concluded that each of the directors possess those talents, backgrounds, perspectives, attributes and skills that will enable him or her to continue to provide valuable insights to our management and play an important role in helping us achieve our goals and objectives. The age, principal occupation and certain other information for our director nominees are set forth below. It is our general policy that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a majority of the votes present in person or by proxy entitled to vote, meaning that each director nominee must receive more votes cast “for” than “against” his or her election. If an incumbent director does not receive more votes cast “for” than “against” his or her election, then the director must tender his or her resignation to the Board. In that situation, the NCG Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results are certified, the Board would act on the NCG Committee’s recommendation and publicly disclose its decision and rationale behind it.

The Board believes that the each of the director nominees will be able to stand for election.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW.

Jay Bray

BACKGROUND

Mr. Bray has served as the Company’s Chairman of the Board, President and Chief Executive Officer since the Merger in July 2018. Mr. Bray has also served as a director of Nationstar since 2012. He has also served as Nationstar’s President since June 2015 and as Chief Executive Officer since February 2012, prior to which he served as Nationstar’s Executive Vice President & Chief Financial Officer from May 2011 to February 2012. In addition, he has served as the President of Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC, since July 2011, as the Chief Executive Officer of Nationstar Mortgage LLC since October 2011, as the Chief Financial Officer of Nationstar Mortgage LLC from the time he joined Nationstar in May 2000 until September 2012, as a Manager of Nationstar Mortgage LLC since October 2011, as the Executive Chairman of Xome Holdings LLC since September 2015 and as a Director of another subsidiary, Nationstar Capital Corporation, since March 2010. Mr. Bray has more than 25 years of experience in the mortgage servicing and originations industry. From 1988 to 1994, he worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000, Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America.

QUALIFICATIONS

Mr. Bray played a critical role in leading the servicing market shift to non-banks following the financial crisis and led the growth of our portfolio from a start of $21 billion UPB in 2008 to $643 billion today, making us the largest nonbank servicer. Mr. Bray’s in-depth experience and understanding of financial services and Mr. Cooper’s business and operations qualify him to serve as a Mr. Cooper Group director.

Age 53
Director Since 2018 (Chair)
Committees None

Busy Burr

BACKGROUND

Ms. Burr has been President & Chief Commercial Officer of Carrot, Inc., a venture-backed digital health company, since November 2019. Prior to which Ms. Burr was at Humana, Inc., a for-profit health insurance company, from March 2015 to September 2018, where she served as the Chief Innovation Officer and Vice President of Healthcare Trend. Prior that that, she was Managing Director of Citi Ventures and Global Head of Business Incubation of Citigroup, Inc. from January 2011 to January 2015. Ms. Burr also served as an Entrepreneur-in-Residence at eBay, Inc. from January 2010 to January 2011. Prior to joining eBay, she co-founded and served as Chief Executive Officer of Lucy & Lily (Alterdot) from March 2004 to June 2009. Ms. Burr has held various senior-leadership roles at Credit Suisse Group AG (formerly Credit Suisse First Boston), Homestead Technologies Inc. and Gap Inc., and was an investment banker for Morgan Stanley. She has served on the Board of Directors of Satellite Healthcare Inc., a not-for-profit provider of kidney dialysis and related services, since December 2018 and has previously served as a board observer for three healthcare companies, Omada Health, Inc. Aspire Health, Inc. and Livongo Health, Inc.

QUALIFICATIONS

Ms. Burr’s experience in innovation, marketing, product development and technology, including customer-centric platforms and the financial services industry qualify her to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Age 58
Independent Director Since 2019
Committees NCG

	Current Rite Aid Corporation	Past Five Years None

Robert Gidel

BACKGROUND

Mr. Gidel served as an independent director of Nationstar from 2012 until the Merger in July 2018. Mr. Gidel has been a principal in Liberty Partners, LLC, a company that invests in both private and publicly-traded real estate and finance focused operating companies, since 1998. Mr. Gidel has served on multiple private and publicly-held companies’ boards of directors, including American Industrial Properties, Brazos Asset Management, certain registered investment companies of Fortress Investment Group, Global Signal Inc., LNR Property Holdings, Lone Star Funds, Meridian Point Realty Trust VIII, Paragon Group, Inc. and US Restaurant Properties.

QUALIFICATIONS

Mr. Gidel is a National Association of Corporate Directors Board Leadership Fellow, and his extensive experience in real estate finance and private equity, as well as wide-ranging prior experience as a director qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Age 68
Independent Director Since 2018
Committees Audit & Risk Compensation (Chair) NCG

	Current None	Past Five Years Nationstar DDR Corp. (now known as SITE Centers Corp.)

Roy Guthrie

BACKGROUND

Mr. Guthrie served as an independent director of Nationstar from 2012 until the Merger in July 2018 and was its independent lead director from 2017 until the Merger. Mr. Guthrie has been the Chairman of the Executive Committee of Renovate America, Inc. (a privately-held corporation), which provides an energy efficiency and renewable energy home improvement financing platform, since September 2018, and served as Chief Executive Officer from October 2017 to September 2018. Prior to this Mr. Guthrie was the Executive Vice President of Discover Financial Services, a direct banking and payment services company, from 2005 to 2012; he previously served as Chief Financial Officer from 2005 to 2011 and as Treasurer from 2009 to 2010. Mr. Guthrie was President & Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004, serving on Citigroup’s Management Committee throughout this period. Mr. Guthrie was also Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and he served as a member of its board of directors from 1998 to 2000.

QUALIFICATIONS

Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an executive officer and director of public companies qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Age 66
Independent Director Since 2018 (Independent Lead Director)
Committees Audit & Risk (Chair) Compensation

	Current OneMain Holdings, Inc. Synchrony Financial	Past Five Years Nationstar Garrison Capital, Inc. Lifelock, Inc.

Christopher Harrington

BACKGROUND

Mr. Harrington has served as a director since June 2017 and is a Member of KKR, a global asset manager working in private equity and fixed income. He joined KKR in 2008 and leads the firm’s financial services industry team within the Americas Private Equity platform. Mr. Harrington has been involved with KKR’s investments in multiple companies, including Mr. Cooper Group. Mr. Harrington currently serves on the boards of directors of several public and privately-held companies. Previously, Mr. Harrington was with Merrill Lynch & Co. in New York, where he was involved in a variety of acquisitions, divestitures, and other corporate advisory transactions.

QUALIFICATIONS

Mr. Harrington’s extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Age 38
Independent Director Since 2017
Committees None

	Current Focus Financial Partners Inc.	Past Five Years None

Michael Malone

BACKGROUND

Mr. Malone served as an independent director of Nationstar from 2012 until the Merger in July 2018. Mr. Malone is the former Managing Director of Fortress Investment Group LLC, a global investment management group, a position he held from February 2008 until February 2012, where he led the Charlotte, North Carolina office and was responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses.

QUALIFICATIONS

Mr. Malone’s extensive experience in financial services and real estate and service on other public companies’ boards qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Age 66
Independent Director Since 2018
Committees NCG (Chair) Audit & Risk Compensation

	Current New Senior Investment Group Walker & Dunlop, Inc.	Past Five Years Nationstar

Shveta Mujumdar

BACKGROUND

Ms. Mujumdar has served the Vice President, Corporate Development for Intuit, Inc., a business and financial software company, since September 2016. Prior to which she served as the Vice President, Corporate Development for Lynda.com from February 2013 until its acquisition by LinkedIn in May 2015, after which she continued as a consultant for LinkedIn until August 2015. Ms. Mujumdar has held various senior-leadership roles at QuinStreet, Inc., LiveNation/Ticketmaster, Goldman Sachs Group and Deloitte.

QUALIFICATIONS

Ms. Mujumdar’s experience in strategy, corporate development and data and technology qualify her to serve as a Mr. Cooper Group director.

Age 41
Independent Director Since 2020
Committees None

Tagar Olson

BACKGROUND

Mr. Olson has served as a director since May 2015 and was most recently a Member of KKR. He joined KKR in 2002 and prior to his departure in December 2019, served as head of KKR’s financial services and hospitality and leisure industry teams. He served as a member of the Investment Committee and Portfolio Management Committees within the KKR America’s Private Equity platform and also served as a member of KKR’s Global Investment, Markets and Distribution Committee. Mr. Olson played a significant role in many of KKR’s other investments in the financial services sector. Mr. Olson currently serves on the boards of directors of a number of privately-held companies. Prior to joining KKR, Mr. Olson was with Evercore Partners Inc. He is also a member of the Board of Overseers at NYU Langone Medical Center.

QUALIFICATIONS

Mr. Olson’s extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions, his relationships in the investment banking and private equity industries and his experience in identifying potential merger and acquisition candidates qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Age 42
Independent Director Since 2015
Committees Compensation

	Current None	Past Five Years First Data Corporation (now known as Fiserv Inc.) Santander Consumer USA

Steven Scheiwe

BACKGROUND

Mr. Scheiwe has been President of Ontrac Advisors, Inc., a privately-held company which offers analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues, since 2001. Mr. Scheiwe has also served on the boards of directors of several public and privately-held companies in the last ten years.

QUALIFICATIONS

Mr. Scheiwe’s high level of financial literacy, broad experience serving as a board member of public and private companies, his experience in mergers, acquisitions and financing, his legal acumen and his experience serving on audit committees qualify him to serve as a Mr. Cooper Group director.

OTHER PUBLIC COMPANY BOARDS

Age 59
Independent Director Since 2012
Committees Audit & Risk NCG

	Current None	Past Five Years Alimco Financial Corporation Hancock Fabrics, Inc. Mississippi Phosphates Corporation Primus Telecommunications Group, Inc. Verso Corporation

EXECUTIVE OFFICERS

The following summarizes the business experience of our executive officers other than Mr. Bray:

Anthony Ebers	BACKGROUND
Age 54

Mr. Ebers has served as the Company’s Executive Vice President & Chief Operating Officer since July 31, 2018. He has held the same position at Nationstar and Nationstar Mortgage LLC since April 2018, prior to which he served as Nationstar’s and Nationstar Mortgage LLC’s Executive Vice President, Originations from July 2015 to April 2018. Prior to joining the Company, Mr. Ebers served as the Division President, Originations for ServiceLink, a Black Knight company and national provider of transaction services to the mortgage and finance industries, from April 2015 to July 2015. From March 2009 to April 2015 Mr. Ebers held various leadership roles at OneWest Bank, most recently serving as EVP, Head of Mortgage Lending and Servicing. Prior to OneWest Bank, Mr. Ebers held various executive leadership roles at IndyMac Bancorp Inc.

INDUSTRY EXPERIENCE

Mr. Ebers has held key leadership positions in mortgage lending, servicing and real estate transaction related services for more than 25 years. Additionally, throughout his career, Mr. Ebers has been a member of the Mortgage Bankers Association (MBA) Servicing Committee and served on multiple industry advisory boards.

Executive Vice President & Chief Operating Officer

Christopher Marshall	BACKGROUND
Age 60

Mr. Marshall has served as the Company’s Vice Chairman since January 2019 and as Chief Financial Officer since March 11, 2019. Prior to joining the Company, he served as Executive Chairman at Tax Guard Inc., which is the leading provider of federal tax payment data to banks and specialty lenders, prior to which he served as Co-Founder and Executive Vice President & Chief Financial Officer at Capital Bank Financial Corp. from October 2009 until its acquisition by First Horizon National Capital Corporation in December 2017. Previously, Mr. Marshall served as Chief Restructuring Officer of GMAC, Inc., now Ally Financial, Inc., from May 2009 to October 2009; as an advisor to The Blackstone Group, L.P. from July 2008 to March 2009; and as Executive Vice President & Chief Financial Officer of Fifth Third Bancorp from 2006 to 2008. Prior to joining Fifth Third Bancorp, Mr. Marshall held several senior executive roles at Bank of America Corporation, including serving as Chief Financial Officer and Chief Operating Officer of the Global Consumer and Small Business Bank and was a member of that firm’s management operating committee. He also served in various senior-leadership roles at Honeywell International Inc., AlliedSignal Technical Services Corporation and TRW, Inc.

INDUSTRY EXPERIENCE

Mr. Marshall has held key leadership positions in the banking and finance industry for the past 18 years.

Vice Chairman & Chief Financial Officer

Michael Rawls	BACKGROUND
Age 50

Mr. Rawls has served as Chief Executive Officer of the Company’s indirect wholly-owned subsidiary Xome Holdings LLC since January 2020. He served as the Company’s Executive Vice President, Servicing from July 2018 to January 2020, and held the same position at Nationstar and Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC from June 2015 to January 2020. Prior to such time he served as the President of Champion Mortgage from 2014 to June 2015; as Nationstar’s Executive Vice President, Default from 2013 to 2014; as Nationstar’s Senior Vice President, Loss Mitigation from 2008 to 2013; and has held other key positions since joining Nationstar in 2000.

INDUSTRY EXPERIENCE

Mr. Rawls has over 20 years of expertise in mortgage operations, with a concentration in loss mitigation, foreclosure, bankruptcy and real estate owned portfolios.

Chief Executive Officer – Xome

COMPENSATION DISCUSSION AND ANALYSIS

Our Role and Obligations in the Pandemic

At the time this proxy statement goes to press, there may still be significant uncertainty about the state of the economy, the stability of financial markets and the valuation of equities. These uncertainties impact our customers, our employees and our stockholders. We recognize the significant responsibility we assume in servicing the mortgages for, in many cases, our customer’s most valuable asset. At this critical period let us assure our customers that our efforts in working with regulators and other stakeholders will be in our customers’ best interests.

Furthermore, from the perspective of the Compensation Committee, Board and the senior management team, every effort will be made to balance the needs of employees and stockholders. To that end, the compensation program may have to be significantly modified in 2020 due to the extraordinary events that we now confront. Our objective is to keep our leadership, who have extensive mortgage experience, focused and motivated to produce the best results we can possibly achieve under the stress and disruption of the current environment. Please view the description of our re-designed program as one that will be employed for many years to come; however, the program may be altered to meet the unique circumstances that the pandemic poses.

The Redesign of our Executive Compensation Program

Last year we made a commitment to you, our stockholders, to re-design our executive compensation program to more closely align pay with performance. We believe that we have met that commitment and are pleased to present the new program in this year’s CD&A. Our compensation program is designed around our strategy which is the critical driver of stockholder value. Our strategy also forms the basis for a performance management system which includes how we define and measure success as well as the characteristics of the reward system – how management shares in the wealth they create for investors.

Our strategy is to improve and ultimately reinvent the customer experience in securing, re-financing and managing a home mortgage. Successful execution of our strategy will enable us to increase the number of customers we serve, grow our operating profits and provide, at a minimum, a fair return to investors. The critical drivers of our strategy are:

●	continuous evolution of technology and product organizations to create a seamless and efficient customer experience;

●	continuous improvement in the cost structure;

●	strengthening the balance sheet through deleveraging and building liquidity;

●	diligence in regulatory compliance; and

●	sustaining a high-performance culture.

Until the Merger in 2018, Nationstar had a stakeholder who owned approximately 70% of its outstanding equity. Under the leadership of this stakeholder, the compensation program was heavily weighted toward an annual cash bonus award tied to financial and operating metrics. This program served us well in a time when it was critical that we meet annual financial objectives, as well as compliance and customer needs. At the same time, equity compensation was low compared to our peers.

With the completion of the Merger, our stockholders are more diverse (our largest stockholder owns approximately 17% of the equity), and we felt it was critical that we re-design the compensation program to more closely align the interests of stockholders and management.

At the same time, our stockholders have clearly communicated their view of the compensation program that was in effect in 2018. At our 2019 Annual Meeting of Stockholders, approximately 59% of the votes cast were in favor of our executive officers’ compensation (Say on Pay). This is well below an approval rate that we believe is acceptable. We have proactively met with our stockholders in order to discuss executive compensation and, to give these investors an opportunity to raise questions and provide our management team with feedback. Feedback that we received fromthese discussions included the following: (i) our compensation structure was too heavily weighted toward cash, (ii) we had no performance-based equity and (iii) our one-time equity retention bonuses in connection with the Merger and base salary increases were excessive relative to the Company’s weak share price performance.

We are committed to maintaining an active dialogue with stockholders to understand their perspectives on our executive compensation program, and we plan to continue this dialogue in 2020. Stockholders are always welcome to communicate their views as described under “Communications with the Board” in this proxy statement. The re-design of the executive compensation program takes into account the feedback we received from our stockholders as well as an extensive analysis of the compensation programs employed by our peers with the assistance of the Compensation Committee’s independent compensation consultant.

Corporate Objective and Executive Compensation

Our overall corporate objective is to deliver, at a minimum, a fair return to stockholders that is commensurate with the risk of our business. Our critical measure of success is Total Shareholder Return (TSR). Our re-designed compensation program for senior executives aligns the interests of management and stockholders in growing the value of Mr. Cooper without taking undo risks. At the same time, we recognize the competitive market for executive talent. Hence, our compensation program is designed to balance three, at times competing, objectives – motivate and reward management for creating and executing a strategy that drives TSR, retains our talent and ensures that the cost of the program is reasonable.

Our approach is to provide our executives with a competitive compensation program that is commensurate with the market for executive talent in our sector, and the size and complexity of our businesses. Our program consists of three components – salary, annual cash incentive and long-term equity. In combination, the three components should hold a significant portion of the total compensation opportunity at risk in that actual compensation earned is tied to achieving annual financial and business objectives and shareholder returns over time.

Our annual cash bonus program is equally split between financial performance and qualitative factors that improve the customer experience, maintain regulatory compliance and risk management, strengthen employee commitment and support our analysts and investors.

Below are some highlights of our compensation program:

What We Do	What We Don’t Do

✓    Align our executive pay with performance

✓    Annual “say on pay” advisory vote

✓    Set multiple challenging performance objectives

✓    Stock ownership guidelines for executive officers and directors

✓    Caps on director equity awards and fees

✓    Independent compensation consultant engaged by the Compensation Committee

✓    Annual review and approval of our compensation strategy

✓    Significant portion of executive compensation at risk based on corporate performance and Total Shareholder Return

✓    Double trigger equity acceleration default provision upon change of control

✓    Minimum equity award vesting periods for time-based restricted stock units

✓    Clawback of equity awards under specified circumstances

✕    Executive employment agreements

✕    Tax gross-ups for change of control benefits

✕    Permit short sales, hedging, or pledging of stock ownership positions

✕    Strict benchmarking of compensation to a specific percentile of our peer group

✕    Excessive perquisites

Overview of the 2020 Executive Compensation Program for our CEO, CFO and COO

The compensation program for our Chief Executive Officer, Jay Bray, has three components: salary, annual cash incentive award and performance equity award.

	Amount	Comment
Salary	$1,000,000	Salary is unchanged from 2019.

Annual Cash Incentive Award

Financial Performance		Actual performance is evaluated against budgeted Adjusted Earnings Before Taxes (Adjusted EBT)

		Maximum Award is $1,750,000. Committee has negative discretion to reduce award by up to 30% if TSR is negative or relative TSR versus peers is in the bottom quartile.
Target Award	$1,250,000

Strategic Award		Maximum Award is $1,750,000. Committee evaluates several qualitative factors including: customer satisfaction survey results; regulatory compliance; strategy development; execution and timely completion of business initiatives; expense management; and Board and investor relations.

Total Target Cash Bonus	$2,500,000

Performance Equity

Target Value at Grant Date	$3,500,000	Description of Performance Equity Award is presented below.

Target Total Compensation	$7,000,000

Beginning in 2020 and beyond, half of the CEO’s target total compensation will be in the form of performance equity. Over 85% of the CEO’s target total compensation is “at risk” compensation that is subject to meeting financial or other qualitative performance targets or is subject to meeting minimum TSR standards. The terms of the performance equity are presented below:

Performance Equity
Date of Grant	March 13, 2020
Grant Date Value	$3,500,000
Expected Value per Share on Date of Grant	$11.85(1)
Shares granted	295,259
Term	3 years with a vesting opportunity at 12 months from date of grant

Valuation and Vesting Opportunity	1 year	3 year
Date	March 1, 2021	March 1, 2023
Shares Awarded
Target	98,420	295,259
Threshold	49,210	147,630
Maximum	196,840	590,518

Performance Criteria	Total Shareholder Return
Below Threshold	less than 5.5%	Less than 17.4%
Threshold	5.5%	17.4%
Target	10.0%	33.1%
Maximum	14.5%	50.1%

Award Opportunity	Shares awarded as a percent of Target shares
Below Threshold	0%	0%
Threshold	50%	50%
Target	100%	100%
Maximum	200%	200%

(1)	The performance equity grant is valued using a Monte Carlo simulation model with the parameters shown above and a volatility of 35.1% and a risk-free rate of 0.85%. The value of the award on the date of grant was $11.85 per share, slightly below the actual share price of $12.38 on February 29, 2020. The grant of 295,259 shares at an expected value of $11.85 per share yields an expected grant date value of $3,500,000. Any shares awarded at the 1-year Valuation are deducted from the shares awarded at the 3-year Valuation. If the number of shares awarded at 1-year Valuation exceeds the 3-year Valuation award, no additional shares are awarded. The number of shares awarded between Threshold and Target and between Target and Maximum are interpolated.

The structure of the 2020 compensation program for Chris Marshall, our CFO, and Anthony Ebers, our COO, is similar to that of our CEO and is shown below:

	Target
Salary	$750,000

Annual Cash Incentive Award	Target	Maximum
Financial Performance	$750,000	$1,125,000
Strategic Award	$750,000	$1,125,000
Total Cash Bonus	$1,500,000	$2,250,000

Performance Equity	$1,000,000

Target Total Compensation	$3,250,000

In addition to the foregoing, on March 13, 2020, Mr. Marshall was granted $1,500,000 in performance equity. The grant was $500,000 above the target grant in recognition of his outstanding performance over the past year.

Process for Setting Executive Officer Compensation

Role of Compensation Committee
The Compensation Committee administers our compensation plans, programs and policies relating to our named executive officers. The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. It also conducts an annual evaluation of our Chairman, President and Chief Executive Officer’s performance. As part of this compensation setting process, the Compensation Committee, with assistance from its compensation advisor, reviews the compensation (including base salary, annual cash incentives, long-term incentives and other benefits) of similarly-situated executive officers in our comparator group.

Role of Named Executive Officers
Other than the Chairman, President and Chief Executive Officer and the Vice Chairman & Chief Financial Officer, our named executive officers do not, either individually or as a group, play a direct role in determining executive compensation. The Chairman, President and Chief Executive Officer advises the Compensation Committee from time to time of his own evaluation of the job performance of the other named executive officers and, together with the Vice Chairman & Chief Financial Officer, offers for consideration recommendations as to their compensation levels. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers.

Role of Compensation Advisor
The Compensation Committee has the authority under its charter, in its sole discretion, to engage the services of a compensation advisor or other advisors to assist the Compensation Committee in the performance of its duties. The Compensation Committee retained Gressle & McGinley to serve as the Compensation Committee’s independent compensation advisor on matters related to executive and board of director compensation for 2019. The compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee on matters relating to the compensation of our executive officers and directors.

The compensation advisor:

●	Reviews our comparator group;

●	Conducts an analysis of compensation for our executive officers and directors;

●	Assesses how compensation aligned with our philosophy and objectives;

●	Assists the Compensation Committee in the review of incentive plan design and related benefit programs; and

●	Provides the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs.

The Compensation Committee annually reviews and establishes the scope of the engagement of the compensation advisor, which is reflected in an engagement letter between the compensation advisor and the Compensation Committee.

Compensation Peer Group

The Compensation Committee with assistance from its compensation advisor annually assesses market conditions through a review of compensation from a group of comparator companies (the Comparator Group). In late 2018, the Compensation Committee reviewed the composition of the Comparator Group to be used to calibrate our executive compensation program for 2019, and adopted the Comparator Group below. The Compensation Committee also uses additional peer benchmarking for certain compensation decisions. The Compensation Committee used findings from the compensation review to assess our named executive officers’ pay position, our overall program design and program leverage relative to peers. The Compensation Committee does not target any particular range of pay relative to pay of the Comparator Group.

Company Name	Ticker	Company Name	Ticker
Arbor Realty Trust	ABR	Radian Group	RDN
Black Knight, Inc.	BKI	Walker & Dunlop	WD
Chimera Investment	CIM	Altisource Portfolio Solutions S.A.	ASPS
Ellie Mae	ELLI	CoreLogic	CLGX
Ladder Capital Corp	LADR	PennyMac Combined Entities	PFSI
LendingClub Corporation	LC	Redwood Trust Inc.	RWT
LendingTree	TREE	Ocwen	OCN
MFA Financial	MFA	Zillow Group	Z
OneMain Holdings, Inc.	OMF

Elements of our Executive Compensation Program

Our program consists of three principal elements:

●	Base salary;

●	Annual cash incentives; and

●	Long-term incentive awards.

Base Salary

Base salaries are set depending on the scope of each named executive officer’s respective responsibilities and what is necessary to recruit and retain skilled executives. Base salaries are reviewed annually in accordance with our named executive officer’s annual performance evaluation and may be modified from time to time in view of our named executive officer’s individual responsibilities, individual and company performance, and experience. Periodic base salary adjustments are intended to ensure that the individual’s base salary, in conjunction with the other compensation elements, remains competitive for the position and responsibilities.

In determining base salary for our named executive officers for 2019, the Compensation Committee considered our pay-for-performance culture, our philosophy to have low fixed and high performance-based compensation, and the performance of the given named executive officer. The Compensation Committee decided that none of the named executive officers would receive a base salary increase in 2019. The following table sets forth information regarding our named executive officers’ annual base salaries for 2019 and 2020:

Salary

Executive	2019	2020	% Increase
Jay Bray	$1,000,000	$1,000,000	0%
Chris Marshall	$700,000	$750,000(1)	7%
Anthony Ebers	$750,000	$750,000	0%
Rayman Mathoda	$450,000	N/A(2)	N/A
Michael Rawls	$400,000	$450,000	12.5%

(1)       Salary adjusted in March 2020

(2)       Ms. Mathoda resigned as CEO of Xome on December 31, 2019.

Annual Cash Incentive Awards

The annual bonus opportunity for each named executive officer is linked to achieving financial, operating and strategic objectives of the Company. Individual performance and its impact on financial, strategic, business unit or individual objectives may also be considered.

The Compensation Committee approves the amount of the annual bonus paid to each named executive officer based on application of any objective or subjective criteria that the Compensation Committee may select at any time prior to payment of the annual bonuses, including the corporate goals discussed below. The Compensation Committee may adjust awards in a non-uniform manner among the participants.

The 2019 corporate goals for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer included goals related to:

1.	Financial performance (50%) and

2.	Strategic award (50%)

2019 Annual Cash Incentive Awards

In 2019, the Compensation Committee revised the annual cash incentive program for the CEO, CFO and COO. For these executives the annual incentive awards are based equally on actual financial performance against budgeted performance and a strategic award. Financial performance is measured by Adjusted Earnings Before Taxes (Adjusted EBT) and 2019 results are as follows:

Adjusted EBT(1)
Performance:
Target	$252M
Results	$618M

(1)	Adjusted EBT is a non-GAAP measure that begins with the GAAP pre-tax income of the total Company and excludes non-GAAP adjustment items and any changes in fair value. Additionally, Mr. Rawls had a servicing profitability target of 6.2 bps and actual results were 6.6 bps. Servicing profitability (Adjusted EBT bps) begins with GAAP pre-tax income for the segment and excludes non-GAAP adjustment items and any changes in fair value, and bps is calculated as adjusted EBT/Total average UPB X 10000.

The strategic award is based the following factors: initiatives regarding (a) customer satisfaction, (b) the level of customer complaints, (c) employee engagement and (d) compliance with regulatory matters, the development and execution of the Company’s strategy, and the management of board relations and critical external constituents (i.e., investors and analysts).

The 2019 corporate goals for Mr. Rawls were 60% financial performance based on Adjusted EBT and a 40% strategic award.

Approved Annual Bonus Payouts

In determining the amount payable to each named executive officer, the Compensation Committee may, in its sole discretion, adjust the amount of any bonus otherwise payable to any participant based on a participant’s individual performance or any other objective or subjective factor that the Compensation Committee deems relevant. Following the completion of 2019, the Compensation Committee considered achievement under the 2019 corporate goals, the Company’s overall performance and the individual performance of each participant. In evaluating executive officers that report to the Chief Executive Officer, the Committee also gave weight to our Chief Executive Officer’s recommendations.

After consideration of the Company’s pay-for-performance culture and exceptional financial performance of the Company in 2019, the Compensation Committee approved the bonus amounts below. The following table shows for each named executive officer: (a) his target bonus, (b) maximum bonus opportunity and (c) final 2019 bonus amount approved by the Compensation Committee and paid to the named executive officer.

In addition, due to the exceptional financial performance of the Company, and in particular the Originations segment and the successful refinancing transaction during the year, the Committee approved an additional one-time strategic award amount for Mr. Marshall and Mr. Ebers of $375,000 and $100,000, respectively. In connection with her resignation discussed below, Ms. Mathoda received an accrued bonus payment of $1,400,000.

Executive		Target ($)	Maximum ($)	Approved Bonus ($)
Jay Bray	Financial Metric Award	1,250,000	1,750,000	1,750,000
	Strategic Award	1,250,000	1,750,000	1,750,000
	Total	2,500,000	3,500,000	3,500,000

Chris Marshall	Financial Metric Award	750,000	1,125,000	1,125,000
	Strategic Award	750,000	1,125,000	1,125,000
	Special One-time Award	—	—	375,000
	Total	1,500,000	2,250,000	2,625,000

Anthony Ebers	Financial Metric Award	750,000	1,125,000	1,125,000
	Strategic Award	750,000	1,125,000	1,125,000
	Special One-time Award	—	—	100,000
	Total	1,500,000	2,250,000	2,350,000

Michael Rawls	Financial Metric Award	540,000	900,000	720,000
	Strategic Award	360,000	600,000	480,000
	Total	900,000	1,500,000	1,200,000

Long-Term Incentive Awards

Incentive Plan
Our Omnibus Incentive Plan enables us to offer certain key employees, consultants and non-employee directors equity- and cash-based awards. It enhances our ability to attract, retain and reward these individuals, while strengthening the mutuality of interests between those individuals and our stockholders.

RSUs: Time-based awards of restricted stock units are granted to retain key talent and establish a common interest of the key executives with our stockholders through stock ownership. Each restricted stock unit is equivalent in value to one share of our common stock and generally vests in one-third installments on each of the first three anniversaries of the award, provided the participant remains continuously employed with us during that time. In addition, upon death, disability or a change in control of the Company, the unvested restricted stock units will vest. We believe that the time-based vesting requirements provide a strong retention mechanism. The ultimate value of the award, however, depends on the market value of our common stock on the vesting date, and accordingly time-based equity awards effectively align the interests of the participants with our stockholders. It is expected that time-based equity awards will continue to play a role in our compensation programs for our executive officers.

PSUs: Our performance equity program, which was developed for 2020, provides for an annual equity grant of performance shares. The number of shares that vest is based on achieving pre-established one-year and three-year financial targets. For 2020, the financial target is based on Total Shareholder Return (TSR). If the one-year and/or three-year target is exceeded, additional shares can vest; if performance is less than target, fewer shares vest; and, if performance is very weak, no shares vest.

There are two opportunities to vest in the shares. At the end of the first year following the grant, one-third of the total shares initially granted is set as the target. The actual number of shares that vest is based on the one-year TSR and can range between no shares and 200% of the target shares. At the end of the third year, the equity grant is evaluated against the three-year TSR. Any shares that vested at the end of the first year are deducted from the shares that vest at the end of the third year. However, if the shares that vested at the end of the first year exceeds the number that would have vested at the end of the third year, none of the shares that have vested are “clawed back.”

2019 Annual Equity Awards

Our Compensation Committee grants equity awards to our executive officers at its regularly-scheduled meeting during the first quarter of each year. The grant date of these awards is the first business day of the following month. In February 2019, the Compensation Committee approved awards of restricted stock units as follows:

Executive	Monetary Value of RSUs ($)
Jay Bray	1,000,000

Chris Marshall	1,000,000

Anthony Ebers	500,000

Rayman Mathoda	1,750,000

Michael Rawls	500,000

These awards were granted on March 1, 2019 and vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the grant date of the awards. To encourage Mr. Marshall’s long-term commitment to the Company, on May 1, 2019, Mr. Marshall received a one-time retention equity award in the amount of 536,194 restricted stock units that vests in five equal installments beginning on March 1, 2020.

Stock Ownership Guidelines

In 2019, the Compensation Committee adopted stock ownership guidelines for our executive officers. Under these guidelines, each named executive officer must own common shares of Mr. Cooper Group common stock with an aggregate market value of no less than the applicable multiple of the officer’s annual base salary for the immediately preceding year as follows:

Multiple of Annual Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Chief Operating Officer	3x
All Other Executive Officers	2x

The Compensation Committee established these particular levels of stock ownership for our executive officers because we want to have the interests of our executive officers aligned with the investment interests of our shareholders. The minimum share ownership requirement must be satisfied by no later than the fifth anniversary of March 1, 2019 or the date an officer receives his or her first grant as an executive officer. All executive officers are currently in compliance with the stock ownership guidelines.

Anti-Hedging and Pledging Policy

Certain forms of hedging or monetization transactions allow a director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as our other stockholders. Therefore, under our insider trading program, our officers, directors and employees may not engage in any hedging or monetization transactions with respect to our securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Additionally, our officers, directors and employees are prohibited from margining Company securities or pledging Company securities as collateral for a loan.

Risk Considerations

In developing and reviewing the Company’s executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. The Compensation Committee believes that the mix of compensation components used in the determination of our named executive officers’ compensation reflects the performance of the Company and the performance of the individual employee and does not encourage our named executive officers to take unreasonable risks relating to the business. Our named executive officers’ ownership interest in the Company aligns their interests with our long-term performance and discourages excessive risk taking. The Compensation Committee does not believe our compensation programs are reasonably likely to have a material adverse effect on the Company.

Executive Officer Updates

Rayman Mathoda resigned as CEO of Xome, effective as of December 31, 2019, to focus on her life sciences endeavors, and she continues as a strategic advisor to us. With Ms. Mathoda taking on an advisor role, Mike Rawls, a 20-year veteran of the Company and executive vice president of our servicing segment, was appointed as CEO of Xome. Operational leadership for our servicing segment was transitioned to Anthony Ebers, our Executive Vice President and Chief Operating Officer.

Other Compensation Components

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our named executive officers. While we do not view perquisites as a significant element of our compensation structure, we believe that limited perquisites facilitate the attraction and retention of superior management talent. The value of these benefits to our named executive officers is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2019, these perquisites primarily related to contributions to a named executive officer’s 401(k) plan account.

Employment Agreements & Offer Letters

We have not entered into employment agreements with our named executive officers. We have, however, entered into offer letters with certain of our named executive officers upon their hire or promotion. In 2019, the following offer letters were in effect.

Mr. Ebers. Mr. Ebers’ offer letter provides that upon termination of Mr. Ebers’ employment by us without cause, he will receive severance benefits of (a) 12 months base salary plus a pro rata portion of his target bonus amount and (b) continuation of medical benefits for up to 12 months. Mr. Ebers is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Mr. Marshall. Mr. Marshall’s offer letter provides that upon termination of Mr. Marshall’s employment by us without cause, or if he terminates his employment for good reason, during the initial twenty-four (24) months of his employment he will receive severance benefits of (a) 12 months base salary plus 100% of the higher of his target bonus or his prior year’s bonus, (b) continuation of medical benefits for up to 12 months and (c) accelerated vesting of the next tranche of restricted stock units scheduled to vest for each grant awarded. Mr. Marshall is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Ms. Mathoda. Ms. Mathoda’s offer letter provides that upon termination of Ms. Mathoda’s employment by us without cause, she will receive severance benefits of (a) 12 months base salary plus 100% of her prior year’s bonus amount and (b) continuation of medical benefits for up to 12 months. Ms. Mathoda is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of her employment with us.

Mr. Rawls. Mr. Rawls’ offer letter during 2019 provided that upon termination of Mr. Rawls’ employment by us without cause, he will receive severance benefits of (a) 12 months base salary plus a pro rata portion of his target bonus amount and (b) continuation of medical benefits for up to 12 months. In connection with Mr. Rawls’ promotion to CEO of Xome on January 1, 2020, his new offer letter provides that if his employment is terminated by us without cause, or if he terminates his employment for good reason, during the initial 24 months of his employment as CEO of Xome, he will be entitled to severance of (a) 24 months base salary plus 100% of the higher of his target bonus or his prior year’s bonus; (b) vesting of the next tranche of restricted stock units scheduled to vest; and (c) continuation of medical benefits for up to 24 months. Mr. Rawls is also subject to non-competition and non-solicitation provisions for the 24-month period immediately following the date of termination of his employment with us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2020 Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

This report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section18 of the Exchange Act.

Members of the Compensation Committee:

Robert Gidel, Chair

Roy Guthrie

Michael Malone

Tagar Olson

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the annual compensation for our named executive officers serving at the end of 2019 and for Mr. Patel, who resigned as Chief Financial Officer, effective March 11, 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)

Jay Bray	2019	1,000,000	1,683,509	1,000,002	3,500,000	10,985(4)	7,194,496
Chairman, President & Chief Executive Officer	2018	672,116	1,683,509	18,502,451	4,250,000	11,000	25,119,076
	2017	450,000	—	1,000,006	4,250,000	10,679	5,710,685

Christopher Marshall	2019	681,154	—	5,624,675	2,625,000	196,928(4)	9,127,757
Vice Chairman & Chief Financial Officer

Anthony L. Ebers	2019	750,000	673,404	500,008	2,350,000	11,021(4)	4,284,433
Executive Vice President & Chief Operating Officer	2018	570,000	673,404	8,501,226	1,500,000	9,583	11,254,213
	2017	450,000	—	500,012	1,750,000	8,017	2,708,029

Rayman Mathoda	2019	450,000	—	1,750,007	1,400,000	7,615	3,607,622
Former Executive Vice President & CEO Xome

Michael R. Rawls	2019	400,000	577,203	500,008	1,200,000	11,417(4)	2,688,628
Executive Vice President & CEO Xome	2018	400,000	577,203	1,500,002	1,050,000	8,729	3,535,934
	2017	400,000	—	500,012	1,050,000	8,325	1,958,337

Amar R. Patel(5)	2019	276,923	962,005	500,008	—	4,303	1,743,239
Former Chief Financial Officer	2018	465,000	962,005	1,501,225	1,050,000	4,365	3,982,595
	2017	288,462	—	500,007	1,050,000	4,201	1,842,670

(1)	These amounts represent retention bonus awards paid in connection with the Merger.

(2)	Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of equity awards granted to our named executive officers. Assumptions used for determining the value of the awards reported in these columns are set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 in Note 15 to the Consolidated Financial Statements, “Share-Based Compensation and Equity.” Annual awards are based, in part, on individual performance in the previous year. Information with respect to vesting of these awards is disclosed in the Grants of Plan Based Awards table and the accompanying notes.

(3)	These amounts represent non-equity payments for annual bonus awards which were paid in the first quarter of 2020 but represent awards with respect to the Company’s and individual performance in 2019.

(4)	Represents for 2019 (a) for Mr. Bray, a contribution to his 401(k) Plan account of $10,985, (b) for Mr. Marshall, a contribution to his 401(k) Plan account of $6,860 and relocation reimbursements of $190,068, (c) for Mr. Ebers, a contribution to his 401(k) Plan account of $11,021, and (d) for Mr. Rawls, a contribution to his 401(k) Plan account of $11,092 and a telephone allowance of $325.

(5)	Mr. Patel resigned as Chief Financial Officer effective March 11, 2019.

Grants of Plan Based Awards for 2019

The following table sets forth, for each of our named executive officers, the grants of awards under any plan during the year 2019, as described in further detail in the sections titled “Annual Incentives” and “Long-Term Incentive Awards:”

Name	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Jay Bray
Annual Bonus	—	—	—	2,500,000	3,500,000	—	—
Incentive Plan	3/1/2019		—	—	—	72,701	1,000,002
Christopher Marshall
Annual Bonus	—	—	—	1,500,000	2,250,000	—	—
Incentive Plan	3/1/2019		—	—	—	72,701	1,000,002
	5/1/2019					536,194	4,624,673
Anthony L. Ebers
Annual Bonus	—	—	—	1,500,000	2,250,000	—	—
Incentive Plan	3/1/2019		—	—	—	36,351	500,008
Rayman Mathoda
Annual Bonus	—	—	—	1,200,000	2,000,000
Incentive Plan	3/1/2019		—	—	—	127,227	1,750,007
Michael R. Rawls
Annual Bonus	—	—	—	900,000	1,500,000	—	—
Incentive Plan	3/1/2019		—	—	—	36,351	500,008
Amar R. Patel
Annual Bonus	—	—	—	—	—	—	—
Incentive Plan	3/1/2019		—	—	—	36,351	500,008

(1)	The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of awards under our annual bonus plan subject to the achievement of certain performance measures. The actual amount of the awards made to our named executive officers is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents awards of time-based restricted stock units to Messrs. Bray, Marshall, Ebers, Rawls and Patel and Ms. Mathoda under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan which, with respect to awards granted on (a) March 1, 2019, vest 33.3%, 33.3% and 33.4% on the first, second and third anniversaries of the grant date and (b) May 1, 2019, vest 20% on March 1 of 2020, 2021, 2022, 2023 and 2024 for Mr. Marshall.

(3)	Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of awards of restricted stock units granted to Messrs. Bray, Marshall, Ebers, Rawls and Patel and Ms. Mathoda. Each of the March 1, 2019, awards was valued at $13.755 per share and the May 1, 2019, award was valued at $8.625 per share. The value of each award was determined by the average of the high and low share price of the last trading date prior to the grant date.

 Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of our named executive officers, their outstanding equity awards as of December 31, 2019, as described in greater detail in the in the section “Long-Term Incentive Awards:”

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value(1) of Shares or Units of Stock that Have Not Vested ($)

Jay Bray	41,274(2)	516,338
	1,172,923(3)	14,673,267
	72,701(4)	909,490

Christopher Marshall	72,701(4)	909,490
	536,194(5)	6,707,787

Anthony L. Ebers	20,637(6)	258,169
	536,194(5)	6,707,787
	36,351(7)	454,751

Rayman Mathoda	35,630(8)	445,731
	127,227(8)	1,591,610

Michael R. Rawls	20,637(6)	258,169
	66,943(9)	837,457
	36,351(7)	454,751

Amar R. Patel	20,637(6)	258,169
	67,025(10)	838,483
	36,351(7)	454,751

(1)	Based on the closing market price of Mr. Cooper Group common stock on December 31, 2019, which was $12.51.

(2)	This award of restricted stock units is subject to vesting. 20,605 shares vested on March 1, 2020 and 20,669 shares will vest on March 1, 2021.

(3)	This award of restricted stock units is subject to vesting. 234,584 units vested on March 1, 2020; 234,585 units will vest on March 1, 2021; 234,584 units will vest on March 1, 2022; 234,585 units will vest on March 1, 2023 and 234,585 units will vest on March 1, 2024.

(4)	This award of restricted stock units is subject to vesting. 24,209 shares vested on March 1, 2020, 24,209 shares will vest on March 1, 2021 and 24,283 shares will vest on March 1, 2022.

(5)	This award of restricted stock units is subject to vesting. 107,238 units vested on March 1, 2020; 107,239 units will vest on March 1, 2021; 107,239 units will vest on March 1, 2022; 107,239 units will vest on March 1, 2023 and 107,239 units will vest on March 1, 2024.

(6)	This award of restricted stock units is subject to vesting. 10,303 units vested on March 1, 2020 and 10,334 units will vest on March 1, 2021.

(7)	This award of restricted stock units is subject to vesting. 12,104 shares vested on March 1, 2020, 12,105 shares will vest on March 1, 2021 and 12,142 shares will vest on March 1, 2022.

(8)	This award of restricted stock units was forfeited by Ms. Mathoda in connection with her resignation as CEO of Xome.

(9)	This award of restricted stock units is subject to vesting. 22,292 units vested on March 1, 2020; 22,292 units will vest on March 1, 2021 and 22,359 units will vest on March 1, 2022.

(10)	This award of restricted stock units is subject to vesting. 13,405 units vested on March 1, 2020; 13,405 units will vest on March 1, 2021; 13,405 units will vest on March 1, 2022; 13,405 units will vest on March 1, 2023 and 13,405 units will vest on March 1, 2024.

Stock Vested for 2019

The following table provides information on the vesting of shares of Mr. Cooper Group common stock for our other named executive officers in 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay Bray	12,496	283,422
Christopher Marshall	—	—
Anthony L. Ebers	6,248	141,704
Rayman Mathoda	8,968	156,534
Michael R. Rawls	6,248	141,704
Amar R. Patel	10,302	141,704

Potential Payments upon Termination or Change of Control

The following table sets forth the value of benefits that would have been payable to our named executive officers assuming a termination of employment or change of control on December 31, 2019, given their compensation levels and, where applicable, Mr. Cooper Group’s closing stock price on that date. The amounts shown in the table do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. If the termination of employment was due to disability, all salaried employees, including our named executive officers, are entitled to receive a monthly long-term benefit of up to $25,000, which would begin six months following the determination of disability and continue until the person reaches the age of 65 years. The actual amounts to be paid can only be determined at the time of a named executive officer’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested equity awards. Ms. Mathoda, who resigned as CEO of Xome effective as of December 2019, will receive a total cash termination payment of $3,588,999. Mr. Patel did not receive a termination payment in connection with his resignation as Chief Financial Officer in March 2019.

Name	Death ($)	Disability ($)	Termination Without Cause ($)	After Change in Control ($)
Jay Bray
Salary	—	—	—	—
Annual Bonus	—	—	—	—
Accelerated Vesting of Equity Awards	16,099,094(1)	16,099,094(1)	—	16,099,094(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—
Total	16,599,094	16,099,094	—	16,099,094

Christopher Marshall
Salary	—	—	700,000(3)	—
Annual Bonus	—	—	1,500,000(4)	—
Accelerated Vesting of Equity Awards	7,617,276(1)	7,617,276(1)	1,644,402(1)	7,617,276(1)
Medical Coverage	—	—	14,783(5)	—
Life Insurance	500,000(2)	—	—	—
Total	8,117,276	7,617,276	3,859,185	7,617,276

Anthony L. Ebers
Salary	—	—	750,000(3)	—
Annual Bonus	—	—	1,500,000(4)	—
Accelerated Vesting of Equity Awards	7,420,707(1)	7,420,707(1)	—	7,420,707(1)
Medical Coverage	—	—	10,410(5)	—
Life Insurance	500,000(2)	—	—	—
Total	7,920,707	7,420,707	2,260,410	7,420,707

Michael R. Rawls
Salary	—	—	400,000(3)	—
Annual Bonus	—	—	900,000(4)	—
Accelerated Vesting of Equity Awards	1,550,377(1)	1,550,377(1)	—	1,550,377(1)
Medical Coverage	—	—	15,228(5)	—
Life Insurance	500,000(2)	—	—	—
Total	2,050,377	1,550,377	1,315,228	1,550,377

(1)	Pursuant to the award agreements granting each of Messrs. Bray, Marshall, Ebers, and Rawls equity awards, in the event our named executive officer’s employment terminates as a result of his or her death or disability or in the event of a change in control, all unvested equity awards shall immediately vest. Pursuant to the offer letter described above with Mr. Marshall upon termination of Mr. Marshall’s employment by us without cause, or if he terminates his employment for good reason, during the initial twenty-four months of his employment, he is entitled accelerated vesting of the next tranche of restricted stock units scheduled to vest for each grant awarded. This is based on the closing market price of $12.51 on December 31, 2019.

(2)	All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000. These payments would be made pursuant to insurance policies maintained by us.

(3)	Represents an amount equal to his base salary as of December 31, 2019. Pursuant to the offer letters described above with each of Messrs. Ebers and Rawls, upon a termination without cause, the executive is entitled to 12 months of base salary, and pursuant to the offer letter described above with Mr. Marshall upon termination of Mr. Marshall’s employment by us without cause, or if he terminates his employment for good reason, during the initial twenty-four months of his employment, he is entitled to 12 months of base salary

(4)	Represents a bonus payment if termination had occurred during 2019. Pursuant to the offer letters described above with each of Messrs. Ebers and Rawls, upon a termination without cause, the executive is entitled to a pro-rata bonus payment, at target, for the portion of the year he was employed by us, and pursuant to the offer letter described above with Mr. Marshall upon termination of Mr. Marshall’s employment by us without cause, or if he terminates his employment for good reason, during the initial twenty-four months of his employment he is entitled to 100% of the higher of his target bonus or his prior year’s bonus.

(5)	Pursuant to the offer letters described above with respect to each of Messrs. Ebers and Rawls, upon a termination without cause, the executive is entitled to up to 12 months of continued coverage under our medical plan, and pursuant to the offer letter described above with Mr. Marshall upon termination of Mr. Marshall’s employment by us without cause, or if he terminates his employment for good reason, during the initial twenty-four months of his employment, he is entitled to up to 12 months of continued coverage under our medical plan.

Pay Ratio

Under the SEC rules adopted pursuant to the Dodd-Frank Act of 2010, we calculated the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chairman, President and Chief Executive Officer. The pay ratio below is based on our Chairman, President and Chief Executive Officer’s 2019 total annual compensation which contains a retention bonus payment in connection with the Merger that are not representative of Mr. Bray’s annual compensation, but instead is a special one-time item that the Compensation Committee considered necessary to retain Mr. Bray after the Merger.

Median employee total annual compensation	$54,242

CEO total annual compensation	$7,194,496

Ratio of CEO to median employee compensation	133 to 1

We identified its median employee by examining the 2019 W-2 Box 3 social security reportable wages and foreign equivalent taxable income amounts for all individuals, excluding the Chairman, President and Chief Executive Officer, who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time, part-time, or seasonal basis. Our employee population as of December 31, 2019 consisted of approximately 9,100 individuals. We did not make any assumptions, adjustments, or estimates with respect to compensation and did not annualize the compensation for any full-time employees that were not employed by us for all of 2019. With respect to the annual total compensation of our Chairman, President and Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL 2: ADVISORY VOTE ON SAY ON PAY

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning the interests of executive management with stockholders, attracting, retaining and motivating high-quality executive officers and creating long-term value. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which describes how the executive compensation program reflects our compensation philosophy and objectives and the decisions made by the Compensation Committee for 2019 in detail.

We are asking stockholders to indicate their support for the named executive officer compensation described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions, and the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2019, with respect to shares of common stock that may be issued under our Incentive Plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans approved by stockholders(1)	—	—	22,183,668
Equity Compensation Plans not approved by stockholders	—	—	—
Total	—	—	22,183,668

(1)	For additional information, please see Note 15 to the Consolidated Financial Statements, “Share-Based Compensation and Equity” in our Annual Report on Form 10-K for the year ended December 31, 2019.

AUDIT FUNCTION

Report of the Audit & Risk Committee

Management is responsible for our overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes. The Audit & Risk Committee is also solely responsible for the selection and termination of our independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit & Risk Committee:

•	has met and held discussions with management of the Company, who represented to the Audit & Risk Committee that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles;

•	has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed under the applicable standards adopted by the Public Company Accounting Oversight Board;

•	has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit & Risk Committee concerning independence and discussed with the independent registered public accounting firm its independence; and

•	participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

This report was submitted by the Audit & Risk Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit & Risk Committee:

Roy Guthrie, Chair
Robert Gidel
Michael Malone Steven Scheiwe

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit & Risk Committee has appointed Ernst & Young LLP (E&Y) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2020. The Board is asking stockholders to ratify this appointment. Although SEC regulations and NASDAQ listing requirements require our independent registered public accounting firm to be engaged, retained and supervised by the Audit & Risk Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of E&Y is not ratified, the matter of the appointment of the independent registered public accounting firm will be re-considered by the Audit & Risk Committee.

We anticipate that a representative of E&Y will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by E&Y for each of the last two fiscal years:

	2019	2018
Audit Fees(1)	$6,382,050	$5,337,250
Audit-Related Fees(2)	695,000	625,000
Tax Fees(3)	425,000	51,704
All Other Fees(4)	7,200	2,062
Total Fees	$7,509,250	$6,016,016

(1)	These amounts consist of fees primarily related to the annual integrated audits of our consolidated financial statements, including internal control over financial reporting, and the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees generally consist of other attest engagements under professional auditing standards, internal control-related matters, Regulation AB and other servicer compliance-related matters and audits of an employee benefit plan.

(3)	These amounts consist of fees associated with the performance of tax consulting services related to an assessment of certain capitalizable expenses, executive compensation arrangements and due diligence procedures during 2019 and 2018, respectively.

(4)	This amount relates to the subscription to Ernst & Young LLP’s web-based accounting and auditing research library.

Audit & Risk Committee’s Pre-Approval Policies and Procedures

The Audit & Risk Committee must approve any service to be performed by our independent registered public accounting firm in advance of the service being performed. The Audit & Risk Committee approved in advance the services performed in 2019 by our independent registered public accounting firms.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Relationship with KKR

Investment Agreement
On January 30, 2014, we entered into an Investment Agreement with KKR Fund Holdings L.P. (KKR Fund). Pursuant to the investment agreement, we sold to KKR Fund 1,000,000 shares of Series A Convertible Preferred Stock having the terms, rights, obligations and preferences contained in our certificate of incorporation for a purchase price equal to $11,072,192. On February 12, 2018, in connection with the transactions contemplated by the Merger, we amended our agreement with KKR Fund, and immediately thereafter KKR Fund contributed the Series A Convertible Preferred Stock to KKR Wand Holdings Corporation (Wand Holdings), our largest stockholder and a KKR affiliate.

The Series A Convertible Preferred Stock has rights substantially similar to those associated with our common stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The Series A Convertible Preferred Stock has a liquidation preference equal to the greater of (a) $10.00 per 1,000,000 shares of Series A Convertible Preferred Stock plus declared but unpaid dividends on any such shares and (b) the amount that the holder of the Series A Convertible Preferred Stock would be entitled to if such holder participated with the holders of shares of our common stock then outstanding, pro rata as a single class based on the number of outstanding shares of our common stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all of our remaining assets and funds available for distribution to our stockholders. The Series A Convertible Preferred Stock is convertible at a conversion price of $13.20 per share (subject to anti-dilution adjustment) into shares of our common stock either at the option of the holder or automatically upon transfer by Wand Holdings to a non-affiliated party. Further, Wand Holdings, as the holder of the Series A Convertible Preferred Stock, has received other rights pursuant to the investor rights agreement described below.

Investor Rights Agreement
On January 30, 2014, we entered into the investor rights agreement with KKR Fund. On February 12, 2018, KKR Fund assigned its rights under the investor rights agreement to Wand Holdings. Wand Holdings’ rights as a holder of the Series A Convertible Preferred Stock, and the rights of any subsequent holder that is an affiliate of Wand Holdings, are governed by the investor rights agreement. Pursuant to the investor rights agreement, for so long as Wand Holdings owns, in the aggregate, at least 50% of the Series A Convertible Preferred Stock issued as of January 30, 2014 (or the underlying common stock), Wand Holdings has the right to appoint two of the nine directors that currently comprise our board. Currently, Messrs. Harrington and Olson are the Wand Holding designees to our Board.

In the event that any stockholder or group of stockholders other than Wand Holdings calls a stockholder meeting or seeks to nominate nominees to our board of directors, then Wand Holdings shall not be restricted from calling a stockholder meeting in order to nominate directors as an alternative to the nominees nominated by such stockholder or group, provided that Wand Holdings shall not nominate or propose a number of directors to our board of directors that is greater than the number of directors nominated or proposed by such stockholder or group.

The investor rights agreement also provides Wand Holdings with registration rights, including three long form demand registration rights, unlimited short form demand registration rights and customary piggyback registration rights with respect to common stock (and common stock underlying the Series A Convertible Preferred Stock), subject to certain minimum thresholds, customary blackout periods and lockups of 180 days. We filed a resale registration statement on Form S-3, as amended that was declared effective on November 25, 2015, which, among other things, registered for resale the common stock underlying the Series A Convertible Preferred Stock.

The investor rights agreement also provides that to the extent that we undertake any capital markets issuances, we will engage KKR Capital Markets LLC (KCM) to assist us in such issuances on customary commercial terms reasonably acceptable to us. In 2020, KCM participated in our senior unsecured notes offering at a discount and received other fees and expense reimbursements in the amount of $600,000.

For as long as Wand Holdings beneficially owns any shares of our common stock or Series A Convertible Preferred Stock, we have agreed to provide customary Rule 144A information rights, to provide Wand Holdings with regular audited and unaudited financial statements and to allow Wand Holdings or its representatives to inspect our books and records.

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between us and our employees, directors and affiliates of our employees and directors, and any person who is the beneficial owner or more than 5% of Mr. Cooper Group voting securities (each, a related party). Our Code of Business Conduct and Ethics requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with us. Accordingly, our Board has adopted a written policy regarding the approval of any related-party transaction, which is any transaction or series of transactions involving us or any of our consolidated subsidiaries and a related party where the aggregate amount involved will or may be expected to exceed $120,000 and the related party has a direct or indirect material interest. In addition, under our policy, the provision of mortgage origination and mortgage servicing to our directors, executive offices and their immediate family members is not considered a related-party transaction, provided that the transaction is (a) on substantially the same terms for comparable services provided to non-affiliates or (b) pursuant to company policy or programs.

Pursuant to this policy and our related procedures, directors (including director nominees), executive officers and employees are required to report to our legal department any related-party transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. These transactions are then reported to the NCG Committee. The disinterested members of the NCG Committee who do not have material direct or indirect interests evaluates each related-party transaction to determine if the transaction is fair, reasonable and within Company policy and whether it should be ratified and approved. Additionally, the NCG Committee may determine that the Board should approve or ratify any related-party transaction. If the chairman of the NCG Committee determines that it is not practicable or desirable for the Company to wait until the next regularly-scheduled meeting of the NCG Committee, the chairman may approve or ratify related-party transactions and report to the full NCG Committee at its next regularly-scheduled committee meeting any approvals or ratifications made by the chairman. In addition, we also make inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related-party transactions. The NCG Committee considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related-person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows, as of March 17, 2020, the beneficial ownership of shares of Mr. Cooper Group common stock by: (a) each director; (b) our named executive officers for 2019; (c) all of our directors and executive officers as a group and (d) each stockholder known to us to beneficially own more than 5% of Mr. Cooper Group common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Mr. Cooper Group common stock or the individual has the right to acquire the shares within 60 days of March 17, 2020.

Name	Shares beneficially owned(1)	% of shares outstanding
Named Executive Officers and Directors
Jay Bray	641,669	*
Busy Burr	14,199	*
Robert Gidel(2)	50,941	*
Roy Guthrie(3)	52,538	*
Christopher Harrington	—	*
Michael Malone(3)	80,829	*
Shveta Mujumdar	—	*
Tagar Olson	—	*
Steven Scheiwe(4)	58,093	*
Anthony Ebers	172,658	*
Chris Marshall	256,664	*
Michael Rawls	81,736	*
All directors and executive officers as a group (12 persons)	1,409,327	1.53

5% Stockholders	Stock Class	Shares beneficially owned	% of Class Owned
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Common	5,497,132(5)	5.98

Diamond Hill Capital Management, Inc. 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215	Common	6,701,487(6)	7.29

KKR Fund Holdings L.P. c/o Kohlberg Kravis & Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019	Series A Convertible Preferred	1,000,000(7)	100.00
Common	15,612,046(7)	16.82

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Common	4,733,943(8)	5.15

*	Indicates less than one percent.

(1)	Includes with respect to each of the following named executive officers, directors, and all executive officers and directors as a group, the following (a) shares of unvested restricted stock for which the indicated beneficial owners have voting but no investment power and (b) restricted stock units which vest within 60 days of March 17, 2020:

Name	Restricted Stock	Restricted Stock Units
Named Executive Officers & Directors
Jay Bray	—	—
Busy Burr	—	14,199
Robert Gidel	—	—
Roy Guthrie	—	—
Christopher Harrington	—	—
Michael Malone	—	—
Shveta Mujumdar	—	—
Tagar Olson	—	—
Steven Scheiwe	6,460	13,260
Anthony Ebers	—	—
Chris Marshall	—	—
Michael Rawls	—	—
All directors and executive officers as a group (12 persons)	6,460	27,459
(2)	Shares are held in the name of Liberty Partners, LLC.

(3)	Total includes 23,861 shares which no voting or investment power currently exists that have been deferred by each of Messrs. Guthrie and Malone, who could obtain such shares within 60 days of March 17, 2020 under certain circumstances.

(4)	Includes 32,803 shares held in the name of the Scheiwe Family Living Trust, under which Mr. Scheiwe is a trustee.

(5)	Based on a Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 5,339,459 shares and sole dispositive power with respect to 5,497,132 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 5,497,132 shares.

(6)	Based on a Schedule 13G/A filed with the SEC on February 12, 2020 by Diamond Hill Capital Management, Inc. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 6,485,351 shares and sole dispositive power with respect to 6,701,487 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 6,701,487 shares.

(7)	Based on a Schedule 13D/A filed with the SEC on December 30, 2019 by KKR Wand Investors Corporation (KKR Wand Investors), beneficial owner of 13,006,776 shares of the Company’s common stock, on behalf of itself and KKR Wand Holdings Corporation (KKR Wand Holdings) beneficial owner of 2,605,270 shares of the Company’s common stock, KKR Fund Holdings L.P. (KKR Fund Holdings), KKR Wand Investors L.P. (KKR Wand LP), KKR Wand GP LLC (KKR Wand GP), KKR Fund Holdings L.P. (KKR Fund Holdings LP), KKR Fund Holdings GP Limited (KKR Fund Holdings GP), KKR Group Holdings Corp. (KKR Group Holdings), KKR & Co. Inc.(KKR & Co.), KKR Management LLC (KKR Management), Henry R. Kravis (Mr. Kravis), George R. Roberts (Mr. Roberts), Tagar C. Olson (Mr. Olson), Christopher J. Harrington (Mr. Harrington) and Jeffrey Livingston (Mr. Livingston, and collectively with the other persons and entities listed in this paragraph, the KKR Reporting Persons).

According to the Schedule 13D/A, each of Mr. Harrington and Mr. Livingston (as the sole directors and holders of voting stock of KKR Wand Holdings and KKR Wand Investors) may be deemed to be the beneficial owner of the securities owned directly by KKR Wand Holdings and KKR Wand Investors. Messrs. Harrington and Livingston are executives of KKR and/or one or more of its affiliates. KKR Fund Holdings, an affiliate of KKR, owns 100% of the economic interest in KKR Wand Holdings and may be deemed to have shared beneficial ownership over the securities held by KKR Wand Holdings. KKR Wand LP owns 100% of the economic interest in KKR Wand Investors. KKR Wand GP is the general partner of KKR Wand LP and is a wholly owned subsidiary of KKR Fund Holdings. KKR Fund Holdings may be deemed to have shared beneficial ownership over the securities held by KKR Wand Holdings and KKR Wand Investors. Each of KKR Fund Holdings GP (as a general partner of KKR Fund Holdings), KKR Group Holdings (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings), KKR & Co. (as the sole shareholder of KKR Group Holdings), KKR Management (as the controlling shareholder of KKR & Co.), and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management), may be deemed to have shared beneficial ownership of the securities beneficially owned directly by KKR Wand Holdings and KKR Wand Investors, and each disclaims beneficial ownership of the securities. Each of Messrs. Joseph Y. Bae, William J. Janetschek, Scott C. Nuttall and David J. Sorkin is a director of KKR Fund Holdings GP and KKR Group Holdings, and each of Messrs. Bae, Janetschek, Kravis, Nuttall, Roberts and Sorkin is an executive officer of KKR Group Holdings and KKR & Co. The address of the principal business office of KKR Wand Holdings, KKR Wand Investors, KKR Wand LP, KKR Wand GP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR & Co. Inc., KKR Management, Messrs. Harrington, Kravis and Livingston is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The address of the principal business office of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

According to the Schedule 13D/A, the KKR Reporting Persons beneficially own an aggregate of 15,612,046 shares of the Company’s common stock, which represent, in the aggregate, approximately,17% of the outstanding shares of the Company’s common stock, and have shared voting power and shared dispositive power with respect to 15,612,046 shares of the Company’s common stock. The 15,612,046 shares of the Company’s common stock consist of 1,000,000 shares of the Company’s Series A preferred stock held directly by Wand Holdings convertible into 838,802 shares of the Company’s common stock, the foregoing being based on 91,965,747 shares of the Company’s common stock outstanding as of March 17, 2020 and assumes that all 838,802 shares underlying the Company’s Series A preferred stock have been converted or exercised, as applicable, and are outstanding. On December 30, 2019, Mr. Olson resigned as a director of KKR Wand Holdings and KKR Wand Investors and does not beneficially own any shares of the Company’s common stock.

(8)	Based on a Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 112,895 shares, shared voting power to vote 14,006 shares, sole dispositive power with respect to 4,615,566 shares and shared dispositive power with respect to 118,377 shares.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2020 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2020 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 1, 2020, in order to be eligible for inclusion in our proxy statement and form of proxy with respect to the 2021 Annual Meeting of Stockholders. Stockholder proposals must be sent to us at Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with our Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2020 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than December 1, 2020, but not later than December 31, 2020, at our principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.13 of our Bylaws. A complete copy of our Bylaws may be found on our website at www.mrcoopergroup.com or by writing to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at our 2020 Annual Meeting of Stockholders. Additionally, it contains certain information that the SEC and NASDAQ require us to provide to our stockholders. This proxy statement is also the document used by our Board to solicit proxies to be used at the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

When and where will the 2020 Annual Meeting of Stockholders be held?

The annual meeting will be held on May 14, 2020 at the Four Points by Sheraton – Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019 at 9:00 a.m., central time.

What will be voted on and how many votes are required to elect directors and adopt other proposals?

Proposal	Votes Required
Election of Directors	Majority of the votes present in person or by proxy entitled to vote

Say on Pay Vote	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Ratification of Ernst & Young LLP as our independent auditors for 2020	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

We also will consider any other business that may properly come before the annual meeting.

Who may vote at the annual meeting?

All stockholders who owned Mr. Cooper Group common stock and Series A Convertible Preferred Stock (collectively, the Company Stock) at the close of business on the record date of March 17, 2020, may attend and vote at the annual meeting.

Are Proxy Materials available via the Internet?

Under rules adopted by the SEC, we primarily furnish proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2019 Annual Report to each stockholder. If you received a notice regarding the availability of proxy materials (the Notice) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you on how you may vote your shares. The Notice will also instruct you on how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting. To vote by proxy:

By internet

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your proxy card to vote online.

By telephone

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit control number included on your proxy card in order to vote by telephone.

By mail

•	Mark your selections on the proxy card that accompanies this proxy statement.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

To vote by proxy, you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than May 13, 2020;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 13, 2020;

•	submitting a properly signed proxy card with a later date that is received no later than May 13, 2020; or

•	attending the annual meeting, revoking your proxy and voting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How many votes do I have?

You will have one vote for each share of Mr. Cooper Group common stock which you owned at the close of business on March 17, 2020, the record date for the annual meeting. Each share of Series A Convertible Preferred Stock outstanding as of the record date will be entitled to .838802424 votes.

 How many shares of Company Stock are eligible to vote at the annual meeting?

At the close of business on March 17, 2020, the record date of the annual meeting, there was a total of 91,965,747 shares of Mr. Cooper Group common stock and 1,000,000 shares of our Series A Convertible Preferred Stock outstanding and eligible to vote at the annual meeting.

How many shares must be present to hold the annual meeting?

The presence, in person or by proxy, of the holders of at least a majority in voting power of the outstanding shares of the Company Stock, voting together as a single class, entitled to vote at the meeting is necessary to constitute a quorum. Shares are counted as present at the annual meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account, the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give your broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then NASDAQ rules provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Please instruct your broker so your vote can be counted.

If I abstain, what happens to my vote?

If you choose to abstain in voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain in voting on any other matter, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

How do I attend the annual meeting?

If you plan to attend the meeting in person, please RSVP via email to secretary@mrcooper.com with RSVP as the subject line no later than 5:00 p.m. central time on May 13, 2020. Admission to the annual meeting is limited to Mr. Cooper Group stockholders or their proxy holders. In order to be admitted to the annual meeting, each stockholder will be asked to present proof of stock ownership and valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card, or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Mr. Cooper Group common stock at the close of business on March 17, 2020, the record date for the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We have retained Georgeson LLC to assist in the solicitation of proxies for the 2020 Annual Meeting for a fee of approximately $8,500, plus reimbursement of reasonable out-of-pocket expenses. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I obtain more information about Mr. Cooper Group

We file annual, quarterly and current reports, proxy statements and other information with the SEC which is available on the website maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Mr. Cooper Group Inc., at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, and can also be accessed through our website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to our Corporate Secretary at the above address or at 469-549-2000.

What is “householding”?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or us that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Mr. Cooper Group Inc. at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. You may also make written or oral requests by contacting us at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case we will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or us if you hold registered shares. We can be notified by sending a written request to the above address.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/13/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/13/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Jay Bray	☐	☐	☐
1b. Busy Burr	☐	☐	☐
1c. Robert Gidel	☐	☐	☐
1d. Roy Guthrie	☐	☐	☐
1e. Christopher Harrington	☐	☐	☐
1f. Michael Malone	☐	☐	☐
1g. Shveta Mujumdar	☐	☐	☐
1h. Tagar Olson	☐	☐	☐
1i. Steven Scheiwe	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020,	☐	☐	☐
3. To conduct an advisory vote on named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000446116_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Proxy Statement are available at www.proxyvote.com

MR. COOPER GROUP INC.
Annual Meeting of Shareholders
May 14, 2020 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jay Bray and Beth Gormley, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MR. COOPER GROUP INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, local time, on 5/14/2020, at the Four Points by Sheraton - Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000446116_2 R1.0.1.18